UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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BLOOMIN’ BRANDS, INC.
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Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
March __, 2023

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. on Tuesday, April 18, 2023, at 8:00 a.m. (EDT), at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. The purpose of the meeting is detailed in the Notice of Annual Meeting of Stockholders and the Proxy Statement.
To provide you with the information you need to make an informed vote, most of our stockholders will receive our proxy materials over the internet. Your vote is important regardless of the number of shares you own, and we encourage you to vote on the internet whether or not you plan to attend the meeting. Alternatively, you may vote by telephone or, if you received the proxy materials in the mail, by completing, signing, dating, and returning the paper proxy card in the enclosed prepaid and addressed envelope.
If you plan to attend the annual meeting, please bring photo identification as well as your notice, admission ticket from your proxy card, or a current statement of ownership from a bank, broker or other third party confirming ownership.
Thank you for considering the matters presented in the proxy statement, and please vote as soon as you are able.
On behalf of the Board of Directors and Bloomin’ Brands’ management, thank you for your support.

David Deno, Chief Executive Officer

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 18, 2023

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. (the “Company”) will be held at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607 on Tuesday, April 18, 2023, at 8:00 a.m. (EDT) for the following purposes:

1.To elect six members to the Company’s Board of Directors (the “Board” or “Board of Directors”), each for a one-year term expiring in 2024

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2023

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve amendments to the Company’s Fourth Amended and Restated Certificate of Incorporation (“Charter”) to provide stockholders holding a combined 25% or more of our common stock with the right to request special meetings of stockholders

5.To approve amendments to the Company’s Charter to permit the exculpation of officers consistent with changes to Delaware General Corporation Law

6.To vote on a stockholder proposal to adopt a stockholder right to call a special stockholder meeting

7.To vote on a stockholder proposal requesting that the Company issue near- and long-term science-based greenhouse gas (“GHG”) reduction targets

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is February 24, 2023.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting at the annual meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 3 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you are a registered holder and decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts, Secretary

Tampa, Florida
March __, 2023

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 18, 2023:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2022 annual report to stockholders are available at www.edocumentview.com/BLMN.

Page No.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1
PURPOSE OF MEETING	1
VOTING	1
Voting Rights	1
Recommendations of the Board of Directors	2
Voting via the Internet, by Telephone or by Mail	3
Electronic Delivery	4
Changing or Revoking Your Proxy	4
Admission to the Annual Meeting	4
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	5
Nominees for Election at this Annual Meeting	5
Recommendation of the Board of Directors	7
Directors Continuing in Office	7
Board Overview	9
Board Committees and Meetings	10
Independent Directors	13
Arrangements or Understandings Regarding Service as a Director	13
Nominees for the Board of Directors	13
Board Leadership Structure	14
Board’s Role in Risk Oversight	15
Code of Conduct	15
Stockholder Communications with the Board of Directors	15
Director Compensation	15
PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	18
General	18
Principal Accountant Fees and Services	18
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	19
Recommendation of the Board of Directors	19
PROPOSAL NO. 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
General	20
Recommendation of the Board of Directors	20
PROPOSAL NO. 4 - APPROVAL TO AMEND THE COMPANY’S CHARTER TO PROVIDE STOCKHOLDERS HOLDING A COMBINED 25% OR MORE OF OUR COMMON STOCK WITH THE RIGHT TO REQUEST A SPECIAL MEETING OF STOCKHOLDERS	21
General	21
Background	21
Overview and Effects of the Amendments	21
The Stockholder Proposal Regarding Special Meeting Rights	23
Procedural Matters	24
Recommendation of the Board of Directors	24
PROPOSAL NO. 5 - APPROVAL TO AMEND THE COMPANY’S CHARTER TO PERMIT THE EXCULPATION OF OFFICERS CONSISTENT WITH CHANGES TO DELAWARE GENERAL CORPORATION LAW	25
General	25
Background	25
Effects of the Amendments and Procedural Matters	25
Recommendation of the Board of Directors	25

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation (“Bloomin’ Brands,” “Company,” “we,” “us,” or “our”), for the Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on Tuesday, April 18, 2023, at the principal executive offices of the Company at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607, and at any adjournments or postponements of the annual meeting. These proxy materials are first being distributed or otherwise sent to stockholders on or about March __, 2023.

PURPOSE OF MEETING
The specific proposals to be considered and acted upon at the annual meeting are:

1.To elect six members to the Company’s Board of Directors, each for a one-year term expiring in 2024

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2023

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve amendments to the Company’s Charter to provide stockholders holding a combined 25% or more of our common stock with the right to request a special meeting of stockholders

5.To approve amendments to the Company’s Charter to permit the exculpation of officers consistent with changes to Delaware General Corporation Law

6.To vote on a stockholder proposal to adopt a stockholder right to call a special stockholder meeting

7.To vote on a stockholder proposal requesting that the Company issue near- and long-term science-based GHG reduction targets.

Each proposal is described in more detail in this proxy statement.

VOTING
Voting Rights

Only stockholders of record of Bloomin’ Brands common stock on February 24, 2023, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were [__] shares of our common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm (“Independent Auditor”) for the fiscal year ending December 31, 2023 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers (Proposal 3), the approval of amendments to the Company’s Charter to provide stockholders holding a combined 25% or more of our common stock with the right to request a special meeting of stockholders (Proposal 4), the approval of amendments to the Company’s Charter to permit the exculpation of officers (Proposal 5), the stockholder proposal to adopt a stockholder right to call a special stockholder meeting (Proposal 6) or the stockholder proposal requesting that the Company issue near- and long-term science-based GHG reduction targets (Proposal 7).

A majority of votes cast at the annual meeting is required to elect directors in uncontested elections (Proposal 1). A “majority of votes cast” means that the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee in order for such nominee to be elected as a director at the annual meeting. Any incumbent director who receives fewer “FOR” votes than “AGAINST” votes is required to offer his or her irrevocable resignation. Our Nominating and Corporate Governance Committee will consider the offer of resignation and make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director. The Board will then act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by filing a Form 8-K or other appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and the rationale for its decision within a period of 90 days following certification of the election results.

Proposals 2, 3, 6 and 7 require the approval of the holders of a majority of votes properly cast on the proposal. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a majority of the votes cast. Proposals 2 (ratification of the appointment of Independent Auditor), 3 (advisory approval of the compensation of the named executive officers), 6 (stockholder proposal regarding stockholders right to request a special meeting) and 7 (stockholder proposal regarding GHG reduction targets) are not binding on the Company or the Board. The Board or the appropriate committee will review and consider the results of the votes on these proposals.

Proposals 4 (approval of the amendments to the Company’s Charter to provide stockholders holding a combined 25% or more of our common stock with the right to request a special meeting of stockholders) and 5 (approval of amendments to the Company’s Charter to permit the exculpation of officers) each require the approval of the holders of a majority of the shares outstanding and entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of a vote against these proposals.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors

The Bloomin’ Brands Board of Directors recommends that you vote:

•FOR each of the nominees to the Board of Directors, each for a one-year term expiring in 2024 (Proposal 1)

•FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2)

•FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3)

•FOR the amendments to the Company’s Charter to provide stockholders holding a combined 25% or more of our common stock with the right to request a special meeting of stockholders (Proposal 4)

•FOR the amendments to the Company’s Charter to permit the exculpation of officers consistent with changes to Delaware General Corporation Law (Proposal 5)

•AGAINST the stockholder proposal to adopt a stockholder right to call a special stockholder meeting (Proposal 6)

•AGAINST the stockholder proposal requesting that the Company issue near- and long-term science-based GHG reduction targets (Proposal 7)

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), then you may vote either at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those registered holders who receive a paper proxy card, instructions for voting via the internet or by telephone are set forth on the proxy card or such holders can complete, sign, date and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the internet or by telephone or receive a paper proxy card to vote by mail.

If you return a signed proxy card on which no directions are specified, your shares will be voted FOR all director nominees, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposals 6 and 7.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), and you wish to vote your shares at the annual meeting, you must follow the procedures provided by the nominee that holds your shares for obtaining a legal proxy to vote such shares at the annual meeting, as well as the registration instructions provided below under “Admission to the Annual Meeting.” Alternatively, you may provide voting instructions to the nominee that holds your shares by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), the amendments to the Company’s Charter to provide stockholders holding a combined 25% of more of our common stock the right to request a special meeting of stockholders (Proposal 4), the amendments to the Company’s Charter to permit the exculpation of officers (Proposal 5), the stockholder proposal to adopt a stockholder right to call a special stockholder meeting (Proposal 6) or the stockholder proposal requesting that the Company issue near- and long-term science-based GHG reduction targets (Proposal 7). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 31, 2023 (Proposal 2) and would be able to cause your shares to be counted as present at the annual meeting for purposes of determining a quorum.

Electronic Delivery

Stockholders who have elected to receive our 2023 proxy statement and 2022 annual report to stockholders electronically will be receiving an email on or about March __, 2023, with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications electronically. Email delivery benefits the environment and reduces printing and mailing costs. With electronic delivery, you will be notified by email when the annual report on Form 10-K and proxy statement are available on the internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet and how to change your elections.

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting at the annual meeting if you obtain a legal proxy as described above.

Admission to the Annual Meeting

The annual meeting will be at 8:00 a.m. (EDT) on Tuesday, April 18, 2023 at our Restaurant Support Center located at 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. You are entitled to participate in the annual meeting only if you were a stockholder of record of the Company or beneficial holder of our common shares as of the close of business on February 24, 2023, the record date.

You will need a valid government-issued photo identification and either an admission ticket or proof of ownership of our common stock as of February 24, 2023, to enter the meeting. If you are a registered owner, your Notice of Internet Availability of Proxy Materials will be your admission ticket. If you received the proxy statement and annual report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please bring the ticket with you for admission to the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

In accordance with our bylaws, a list of all stockholders entitled to vote at the annual meeting, the address of each such stockholder and the number of shares registered in the name of such stockholder, will be available for review during the annual meeting by stockholders at the Restaurant Support Center.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at this Annual Meeting

The Board of Directors currently consists of 11 directors. The Board is currently divided into three classes. Class I and Class III each contain four directors and Class II contains three directors. Previously, each of the classes was elected to serve three-year terms that were staggered such that one-third of the Board membership, or as near to one-third as possible, was elected at each annual meeting. At the 2021 annual meeting, our stockholders approved amendments to our Certificate of Incorporation to phase out the classification of the Board by 2024 and to provide instead for the annual election of directors commencing with those directors up for election at our 2022 annual meeting. Directors previously selected to serve three-year terms will serve the remainder of such terms before standing for re-election.

As of the 2023 annual meeting, the size of the Board will be reduced to ten directors. Elizabeth A. Smith’s term ends as of the annual meeting, and she is not standing for reelection. This decision was not as a result of any disagreement with the Board or with the Company’s management. At this annual meeting, stockholders will consider the election of six directors for one-year terms ending in 2024. The current terms of office of the other Class I directors and the Class II directors will also expire on the day of this annual meeting (as soon as they or their successors are elected), and each of them has been nominated for election by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee.

Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the nominees:

Class I Directors (Term Expiring 2023):

Julie Kunkel, 60, has served as a director since August 2022. Ms. Kunkel served as a Senior Partner in the Financial Accounting Advisory Services group of Ernst & Young, LLP (“E&Y”) from 2015 until her retirement in 2021. She joined E&Y in 1984 and held various audit and assurance positions, focusing on all sectors of consumer products and retail. Ms. Kunkel currently provides executive coaching services to E&Y partners and directors on a consulting basis.

The Board of Directors believes that Ms. Kunkel’s qualifications to serve as a Board member include her extensive experience in accounting and auditing, including significant experience consulting on complex accounting issues for consumer businesses and subject matter expertise regarding accounting and auditing standards, risk management, compliance and environmental, social and corporate governance (“ESG”) assessment, reporting and governance frameworks.

Tara Walpert Levy, 49, has served as a director since July 2013. Ms. Levy has been Vice President, Americas for YouTube, a Google-owned video platform, since November 2021. Prior to that, she was Vice President of Agency and Brand Solutions for Google, Inc. (“Google”), a leading developer and marketer of commercial and consumer technologies, from April 2017 to November 2021. Ms. Levy joined Google in 2011, serving as Managing Director of Global Ad Market Development, from 2011 to 2014, and Vice President of Agency Solutions, from 2014 to 2017.

The Board of Directors believes that Ms. Levy’s qualifications to serve as a Board member include her executive management experience; her sales and marketing expertise; and her focus on digital media and marketing, technology, including data management and security, and innovation and culture.

Melanie Marein-Efron, 53, has served as a director since August 2022. Ms. Marein-Efron currently serves as Chief Financial Officer of Urban Outfitters, Inc. (“Urban Outfitters”), a portfolio of global consumer brands comprised of Urban Outfitters, Anthropologie, Free People, BHLDN, Terrain, Menus & Venues, and Nuuly, a position she has held since December of 2020. She joined Urban Outfitters in 2013 and held positions focusing on financial planning and analysis, long-range planning, and business development until her promotion to Chief Financial Officer.

The Board of Directors believes that Ms. Marein-Efron’s qualifications to serve as a Board member include her extensive experience in finance, accounting, business analysis and business development.

Class II Directors (Term Expiring 2023):

James R. Craigie, 69, has served as a director since November 2013 and was appointed Chairman of the Board in March 2020. Prior to his appointment as Chairman, Mr. Craigie served as Lead Independent Director, from April 2015 to March 2020. Mr. Craigie is Chairman Emeritus of Church & Dwight Co., Inc. (“Church & Dwight”), a leading developer, manufacturer and marketer of consumer household and personal care products, having served on its board of directors from July 2004 through February 2023. He previously served as non-Executive Chairman of Church & Dwight from 2016 to 2019; Executive Chairman and Chief Executive Officer from 2007 to 2015; and President and Chief Executive Officer from 2004 to 2007. Mr. Craigie currently serves on the board of directors of Newell Brands Inc., a leading global consumer goods company, where he chairs the Compensation & Human Capital Committee and is a member of the Nominating/Governance Committee. Since February 2018, Mr. Craigie has served on the advisory board for Cove Hill Partners, LLC, a private equity firm focused on high quality consumer and technology companies. He is also a member of the New York Regional Board of UNICEF USA. He previously served on the board of directors of the Meredith Corporation, a media and marketing services company, from 2006 to 2014, and on the board of directors of TerraVia Holdings, Inc., a food, nutrition and specialty ingredients company, from 2013 to 2017.

The Board of Directors believes that Mr. Craigie’s qualifications to serve as Chairman of the Board and as a Board member include his extensive experience leading a consumer brand company, as well as his experience as a chairman and chief executive officer of a public company.

David J. Deno, 65, currently serves as our Chief Executive Officer and has been a director since April 2019. Mr. Deno previously served as our Executive Vice President, Chief Financial and Administrative Officer from October 2013 to April 2019 and as Executive Vice President, Chief Financial Officer from May 2012 to October 2013. Prior to joining the Company, he served as Chief Financial Officer of the International division of Best Buy Co., Inc., from 2009 to 2012, and as Chief Financial Officer and later Chief Operating Officer of YUM! Brands, Inc. Mr. Deno is a member of the board of directors of Krispy Kreme, Inc., where he also serves as Chair of the Audit and Finance Committee.

The Board of Directors believes that Mr. Deno’s qualifications to serve as a Board member include his extensive restaurant industry experience, financial expertise and public company executive experience.

Lawrence V. Jackson, 69, has served as a director since July 2020. Mr. Jackson has been a Senior Advisor with New Mountain Capital, LLC, a manager of private equity funds based in New York, since 2008. He has served as chair of the board of directors of SourceMark LLC, a medical and surgical product innovation, manufacturing and distribution company, since 2007. He previously served as President and Chief Executive Officer of the global procurement division and Executive Vice President and Chief People Officer at Walmart, Inc. (formerly Wal-Mart Stores, Inc.) from 2004 to 2007. Prior to that, Mr. Jackson held roles as President and Chief Operating Officer of Dollar General Corporation and Senior Vice President, Supply Chain Operations, for Safeway, Inc. He also served in various executive roles for PepsiCo, Inc. for 16 years. In connection with his position at New Mountain Capital, Mr. Jackson serves on the boards of several portfolio companies. He currently serves on the board of Assurant, Inc., a global provider of risk management products and services, where he is Chair of the Compensation Committee and a member of the Nominating and Governance Committee; and John Bean Technologies Corporation, a food processing machinery and airport equipment company, where he is a member of both the Nominating and Governance Committee and the Compensation Committee. Mr. Jackson previously served as a member of the boards of directors of Parsons Corporation and Snyder’s-Lance, Inc.

The Board of Directors believes that Mr. Jackson’s qualifications to serve as a Board member include his experience in senior executive roles for major retailers and consumer food and beverage companies, as well as his knowledge regarding food manufacturing, distribution and supply chain operations.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of Mses. Kunkel, Levy and Marein-Efron, and Messrs. Craigie, Deno and Jackson.

Directors Continuing in Office

The following are the directors who will continue in office after this annual meeting:

Directors Continuing in Office for a Term Expiring at the 2024 Annual Meeting (Class III)

David R. Fitzjohn, 66, has served as a director since February 2014. Mr. Fitzjohn has been Chairman of the Board of Pizza Hut UK, Ltd., which owns and operates pizza restaurants in the United Kingdom, since 2012. Mr. Fitzjohn served as Managing Director of Sahana Enterprises Ltd. and Sahana Estates Ltd., privately-held real estate development, investment and restaurant industry consulting businesses, since 2006. Previously, he served as Managing Director of YUM! Brands Europe, a subsidiary of YUM! Brands, Inc. that operates quick service restaurants. He also held numerous executive management positions at Burger King Worldwide, Inc., which owns and operates fast food hamburger restaurants, as well as at retailers Grand Metropolitan and Laura Ashley. From 2006 to 2014, he served as a non-executive director of Rosinter Restaurant Holdings, a Russian public company that operates casual dining restaurants.

The Board of Directors believes that Mr. Fitzjohn’s qualifications to serve as a Board member include his many years of executive management experience, industry expertise and experience with international markets.

John P. Gainor, Jr., 66, has served as a director since July 2020 and currently serves as Chair of the Nominating and Corporate Governance Committee. Mr. Gainor served as the President and CEO of International Dairy Queen, a subsidiary of Berkshire Hathaway, from 2008 to 2017, when he retired. He was with International Dairy Queen starting in 2003 and served as Chief Supply Chain Officer before being named President and CEO. Prior to that, he served as President and Co-Founder of Supply Solutions, Inc., a company that focused on design and implementation of supply chain solutions and business expansion models for major restaurant chains and consumer products companies. He has also held various executive positions focusing on logistics, supply chain and transportation with Consolidated Distribution Corporation, AmeriServe Distribution Corporation and Warner Lambert Corporation. Since 2016, Mr. Gainor has served as a board member of Saia, Inc., a transportation company that provides less-than-truckload services through a single integrated organization, where he currently chairs the Nominating and Governance Committee and serves as a member of the Audit Committee. He previously served on the boards of directors of Treehouse Foods, Inc. and Jack in the Box, Inc.

The Board of Directors believes that Mr. Gainor’s qualifications to serve as a Board member include his significant business experience as a former President and CEO of an internationally-known fast food restaurant chain and his more than 40 years of logistics and supply chain experience.

John J. Mahoney, 71, has served as a director since May 2012 and currently serves as Chair of the Audit Committee. Mr. Mahoney retired as Vice Chairman of Staples, Inc., a multinational office supply retailer, where he also served as Chief Financial Officer from 1996 through 2012. Prior to that, he was a partner at the accounting firm Ernst & Young LLP, where he worked for 20 years, including service in the firm’s National Office - Accounting and Auditing group. He currently serves on the board of directors of Chico’s FAS, Inc., a clothing retailer, where he chairs the Human Resources, Compensation and Benefits Committee and also serves as a member of the Audit Committee and the Executive Committee, and Burlington Stores, Inc., a consumer retailer, where he is the Chairman of the Board. Mr. Mahoney previously served on the board of directors of The Michael’s Companies, Inc., an arts and crafts retail chain, from 2013 to 2021.

The Board of Directors believes that Mr. Mahoney’s qualifications to serve as a Board member include his experience as a financial executive for a large public company, experience as a director for other public companies, and experience as a certified public accountant, as well as his expertise in the retail industry, including accounting, controls, financial reporting, finance, risk management and financial management.

R. Michael Mohan, 55, has served as a director since October 2017 and currently chairs the Compensation Committee. Mr. Mohan served as President and Chief Operating Officer of Best Buy Co., Inc. (“Best Buy”), a leading provider of technology products, services and solutions, from June 2019 to July 2021. He was Chief Operating Officer for Best Buy from September 2018 until June 2019. Prior to that, he served as Senior Executive Vice President and Chief Merchandising and Marketing Officer for Best Buy from 2014 to 2018; Senior Vice President and President of the Home Business Group for Best Buy from 2013 to 2014; and Senior Vice President of Merchandising for Best Buy from 2008 to 2013. Mr. Mohan joined the board of directors of Petco Health and Wellness Company, Inc., a retailer and provider of holistic pet health and wellness offerings, in March 2021, where he currently serves as the Lead Independent Director and is also a member of the Audit Committee.

The Board of Directors believes that Mr. Mohan’s qualifications to serve as a Board member include his many years of retail and management experience, coupled with his digital marketing acumen.

Board Overview

Our Board is currently comprised of 11 individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity and diversity. We view the effectiveness of our Board through both an individual and collective lens and believe that our Board is optimized to support and guide the Company.

Board Snapshot

6.8 Years Average Tenure
0-4 years: 45.5%
5-8 years: 9.0%
9 or more
years: 45.5%

Note: The information above is based on Board composition as of March __, 2023. The Board size will be reduced to ten directors as of the 2023 annual meeting. The term of Elizabeth A. Smith, a non-independent director, ends as of the 2023 annual meeting, and she is not standing for reelection.

Board Diversity Matrix

BOARD DIVERSITY MATRIX (AS OF MARCH __, 2023)(1)
BOARD SIZE:
Total number of directors	11(1)

GENDER IDENTITY:	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
Number of directors based on gender identity	4	7	—	—
Number of directors who identity in any of the categories below:
African American or Black	—	1	—	—
Alaskan Native and Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	5	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
__________________
(1)As of the 2023 annual meeting, the size of the Board will be reduced to ten directors. Elizabeth A. Smith’s term ends as of the 2023 annual meeting, and she is not standing for reelection.

Board Committees and Meetings

During our fiscal year ended December 25, 2022, the Board of Directors held six meetings. During fiscal 2022, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served). Directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors who were then on the Board of Directors attended our 2022 annual meeting of stockholders.

We have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com.

Under our Corporate Governance Guidelines, committee members may serve a maximum of five one-year terms, which enables committee members to rotate periodically to different committees. In addition, committee chairs may serve a maximum of five one-year terms in order to facilitate the rotation of committee chairs while preserving experienced leadership. Upon reaching the completion of the fifth one-year term, the committee member or committee chair, as the case may be, must tender his or her resignation to the Board, to be effective immediately at the end of such director’s then-current term.

Under the rules of the NASDAQ Stock Market (“NASDAQ”), our Board of Directors must consist of a majority of directors who meet NASDAQ’s independence requirements (“Independent Directors”) and the Audit, Compensation, and Nominating and Corporate Governance Committees must be composed entirely of Independent Directors. See “Independent Directors” for additional information regarding these independence requirements and our satisfaction of these requirements.

The members and chairs of the committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
James R. Craigie		X
David R. Fitzjohn			X
John P. Gainor, Jr.			Chair
Lawrence V. Jackson	X		X
Julie Kunkel	X
Tara Walpert Levy		X
John J. Mahoney	Chair
Melanie Marein-Efron	X
R. Michael Mohan		Chair	X

Audit Committee

The purposes of the Audit Committee are set forth in the Audit Committee charter and are primarily to assist the Board of Directors in overseeing:

•the integrity and overall quality of our financial statements

•the effectiveness of our internal control over financial reporting

•our compliance with legal and regulatory requirements

•the Independent Auditor’s qualifications and independence

•the evaluation of enterprise risk issues

•the performance of our internal audit function and Independent Auditor

The Audit Committee is also responsible for the appointment, compensation and oversight of the Independent Auditor, as well as the selection and replacement of the lead audit partner of the Independent Auditor.

The Audit Committee reviews and discusses with management and the Independent Auditor mandatory filings and financial information to be included in our audited financial statements, results and performance, including the quality of the accounting principles, the clarity of the disclosures in the financial statements and the adequacy and effectiveness of internal controls. The Audit Committee also reviews earnings press releases.

The Audit Committee reviews significant reports to management prepared by the Company’s internal audit team and management’s responses and discusses with management and the Independent Auditor the internal audit team’s responsibilities, activities, organizational structure and independence, staffing, qualifications and budget. The Audit Committee also meets regularly with our internal audit team to review and discuss the internal audit scope, plan and results of internal audit activities.

The Audit Committee also reviews and discusses with management, the internal audit team and the Independent Auditor enterprise risk issues, including cyber security and data privacy, and the steps management has taken to monitor and control such risk exposures. The Audit Committee receives and evaluates quarterly updates from our Chief Technology Officer and head of Information Security regarding the Company’s cyber security program and actions taken to manage cyber security risk. The topics cover the following, on an as-needed basis: risk identification and management strategies, consumer data protection, security programs, ongoing risk mitigation activities, and results of third-party assessments and testing.

Mr. Mahoney and Mses. Kunkel and Marein-Efron were each determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K and are independent within the meaning of the NASDAQ listing rules for audit committee members. All of the members meet the requirements for audit committee members under applicable NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee held nine meetings during fiscal 2022.

Compensation Committee

The purposes of the Compensation Committee are set forth in the Compensation Committee charter and are primarily to:

•oversee our executive compensation policies and practices

•discharge the responsibilities of our Board of Directors relating to executive compensation of our Chief Executive Officer (“CEO”) and our other executive officers

•review and approve certain compensation and employee benefit plans, policies and programs; and exercise discretion in the administration of such programs

•produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.”

The Compensation Committee held eight meetings during fiscal 2022.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee charter and are primarily to:

•identify and evaluate individuals qualified to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to recommend persons to otherwise fill vacancies on the Board of Directors

•review and recommend to our Board of Directors committee structure, membership and operations, including oversight regarding the rotation of committee members

•develop and recommend to our Board of Directors a set of corporate governance guidelines

•oversee annual performance evaluation of our Board of Directors, each committee of the Board and each individual director, plus an even more in-depth performance review of each of the foregoing led by an outside consultant at least every two years

•advise the Board regarding director succession planning

•review and assess the effectiveness of the Company’s environmental, social and governance policies, goals and programs, and make recommendations to the Board based on such review and assessment

The Nominating and Corporate Governance Committee held five meetings during fiscal 2022.

Independent Directors

Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NASDAQ. The Nominating and Corporate Governance Committee evaluates the relationships of each director and director nominee and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or director nominee is independent. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that: (a) Messrs. Craigie, Fitzjohn, Gainor, Jackson, Mahoney and Mohan and Mses. Kunkel, Levy and Marein-Efron are independent under the criteria established by NASDAQ for director independence; (b) Messrs. Jackson and Mahoney and Mses. Kunkel and Marein-Efron are independent under the criteria established by NASDAQ for audit committee membership; and (c) Messrs. Craigie and Mohan and Ms. Levy are independent under the criteria established by NASDAQ for compensation committee membership.

Arrangements or Understandings Regarding Service as a Director

Messrs. Gainor and Jackson (the “JANA Nominees”) were appointed by the Board of Directors on July 1, 2020 pursuant to an agreement that we entered into on April 8, 2020 (the “2020 JANA Agreement”) with JANA Partners LLC (“JANA Partners”). Mr. Gainor was appointed as a Class III director for a term expiring at the 2021 annual meeting and as a member of the Nominating and Governance Committee. He was re-elected in 2021 as a Class III director for a term expiring at the 2024 annual meeting. Mr. Jackson was appointed as a Class II director for a term expiring at the 2023 annual meeting and as a member of the Audit Committee.

The 2020 JANA Agreement, which has expired by its terms, is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 9, 2020.

None of our other directors or nominees have any agreements or arrangements with any other person or entity in connection with the director’s or nominee’s candidacy or service on our Board.

Nominees for the Board of Directors

Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board; diversity of occupational and personal backgrounds on the Board; the absence of potential conflicts with our interests; and such other criteria as may be established by the Board from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors,” and believes that the collective business experience, industry knowledge and other fields of significant knowledge, good character, sound judgment, integrity and diversity of our current Board provides appropriate support and guidance to our Company.

Under our Corporate Governance Guidelines, no incumbent director may stand for re-election to the Board of Directors after reaching the age of 72. Any director who has reached the age of 72 must tender his or her resignation, to be effective immediately at the end of such director’s then-current term. However, the Board may, upon recommendation of the Nominating and Corporate Governance Committee, reject such resignation. Any director whose resignation is rejected by the Board must again tender his or her resignation at the end of his or her then-current term and at the end of any extended term.

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will also consider nominees for election to the Board of Directors submitted by stockholders using substantially the same criteria it applies to recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board of Directors has established a policy that provides it with the flexibility and discretion to select its Chairman at any time, based on what it believes to be in the best interest of the Company and its stockholders. The policy further provides that the same person may serve as both Chairman of the Board and CEO, or the Board may choose to have an independent or Executive Chairman. If the offices of Chairman of the Board and CEO are held by the same person, or if the Chairman of the Board is not otherwise independent, the independent directors may annually elect (by majority vote) a Lead Independent Director.

Our Corporate Governance Guidelines provide that the Chairman of the Board will serve for a term of five years. Upon reaching five years, the Chairman must tender his or her resignation as Chairman, to be effective immediately at the end of such five-year term. The Board may, upon recommendation of the Nominating and Corporate Governance Committee, reject such resignation. If the resignation is rejected by the Board, the Chairman must again tender his or her resignation at the end of any extended term. These limitations, and the term limits and mandatory retirement age discussed above, do not apply to the Company’s Chief Executive Officer, who may serve on the Board until his or her resignation, removal or retirement as Chief Executive Officer.

Mr. Craigie served as Lead Independent Director until his appointment as Chairman of the Board effective March 6, 2020. As Lead Independent Director, Mr. Craigie was responsible for, among other things:

•calling and presiding at meetings of the independent directors

•serving as the principal liaison between the Executive Chairman and the independent directors

•leading the independent director’s evaluation of the Executive Chairman

•when appropriate, consulting and communicating with stockholders

•assisting the Executive Chairman with the review and preparation of agendas for Board meetings

In addition, various other corporate governance measures also contribute to a high degree of independent oversight of the Company’s management, including holding regular executive sessions; all continuing directors (other than

Mr. Deno) and all of the Board committee members being independent under the NASDAQ standards; and the Board and each committee conducting annual self-assessments to ensure that they are functioning effectively.

The Board of Directors periodically reviews its leadership structure to ensure that it continues to meet our needs in light of all relevant facts and circumstances at that time. The Board of Directors believes the current leadership structure with an independent Chairman of the Board, is appropriate at this time and will promote continued effective decision-making. As Chairman, Mr. Craigie will continue to call and preside at meetings of the independent directors as well as the Board, he will, in consultation with the CEO, establish the agenda for each Board meeting, and he will be available for consultation and communication with major stockholders.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring material risks to the attention of the Board of Directors. The Board of Directors administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; cyber security, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and succession planning for the Chief Executive Officer position and other senior management positions. This oversight role is performed both by the Board of Directors and through the committees, who provide regular reports to the Board of Directors. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, organizational culture, compliance with law and protecting against and responding to breaches of our data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Conduct

We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and other persons performing similar functions. A copy of the Code of Conduct can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors through our Corporate Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Corporate Secretary will forward all appropriate correspondence to the Board of Directors.

Director Compensation

Our Compensation Committee periodically reviews the competitiveness of our Board of Directors Compensation Plan applicable to non-employee directors. Directors who are also our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Board of Directors Compensation Plan are issued from our stockholder-approved equity compensation plan in effect at the time of award (currently the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan) and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors.

Based on the results of a competitive analysis, supported by the Compensation Committee’s independent compensation consultant Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee maintained the board members’ current annual cash retainer of $90,000; approved a $5,000 increase to the additional cash retainer amounts for Committee leadership and Committee membership (outlined below); and approved a $5,000 increase to the additional cash retainer and $5,000 increase to the annual grant for the Non-Executive Chair, with such increases effective starting with the 2022 annual board member grants. These increases were made to maintain competitiveness of our directors’ compensation levels relative to our peer group.

In 2021, stockholders supported the Board’s proposal to eliminate the classification of our Board. Class I and Class II directors elected by stockholders at the 2023 annual meeting will be elected for a one-year term expiring at the 2024 annual meeting. The entire Board will be elected annually beginning with the 2024 annual meeting of stockholders, and the Board will then no longer be classified. The term of any director appointed as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of stockholders.

In conjunction with the declassification of the Board, to discourage entrenchment and after reviewing prevalence with FW Cook, the Compensation Committee determined that, effective with the 2022 annual board member grant, all annual board member grants shall vest in full on the date of the first annual meeting of stockholders following the grant date. This step better aligns the vesting period of each annual grant to the Director’s elected term.

The Board of Directors Compensation Plan for fiscal year 2022, which has been in effect since August 7, 2013 and was last amended April 18, 2022, includes the following compensation components for services rendered by our non-employee directors effective April 18, 2022:

•Annual cash retainer of $90,000

•Additional annual cash retainer of $60,000 for serving as non-executive Chairman

•Additional annual cash retainer of $50,000 for serving as the Lead Independent Director, if applicable

•Additional annual cash retainer of $30,000 for serving as chair and $15,000 for serving as a member (other than the chair) of the Audit Committee

•Additional annual cash retainer of $25,000 for serving as chair and $12,500 for serving as a member (other than the chair) of the Compensation Committee

•Additional annual cash retainer of $20,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•Annual grant of Bloomin’ Brands restricted stock units (“RSUs”) having a fair market value, based on the closing price of the underlying common stock, of $150,000 (or $215,000 for the non-executive Chairman) on the date of our annual meeting of stockholders; the 2021 annual grant provided for a schedule to vest one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter; commencing in 2022, all newly awarded annual board grants vest in full on the date of the first annual meeting of stockholders following the grant date as explained above.

If a non-employee director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock units having a fair market value, based on the closing price of the underlying common stock on the grant date, of $150,000 on the date of the first Board of Directors meeting that such director attends, prorated for the number of months that such director will serve on the Board from and including the month of the director’s first Board meeting as a director through the month of our next annual meeting of stockholders, rounded to the nearest $100 and vesting in full at the first annual meeting of stockholders following the grant date.

The Board of Directors adopted a Stock Ownership Guidelines Policy for directors, executive officers and members of our executive leadership team, which consists of the Company’s executive vice presidents, senior vice presidents, concept presidents, and selected Group Vice Presidents (the “Executive Leadership Team”). Mr. Deno and all non-employee directors are required to accumulate shares of our common stock through direct purchases or retention of equity incentives (the “Stock Ownership Requirement”) equal to six times base salary for Mr. Deno, and five times the annual retainer for all non-employee directors. The Stock Ownership Requirement must be met by the later of December 17, 2019 or the fifth anniversary of the director’s or executive officer’s initial election or appointment, as applicable. Mr. Deno and all non-employee Directors have met their ownership requirement or are on track to meet their requirement before their respective deadlines.

The following table summarizes the amounts earned and paid to non-employee directors during fiscal year 2022:

	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)
James R. Craigie	158,750	215,006	—	373,756
David R. Fitzjohn	105,000	150,012	—	255,012
John P. Gainor, Jr.	106,250	150,012	—	256,262
Lawrence V. Jackson	107,500	150,012	—	257,512
Julie Kunkel	37,669	87,520	—	125,189
Tara Walpert Levy	108,750	150,012	—	258,762
John J. Mahoney	120,000	150,012	—	270,012
Melanie Marein-Efron	37,669	87,520	—	125,189
R. Michael Mohan	111,250	150,012	—	261,262
Elizabeth A. Smith	90,000	150,012	—	240,012
__________________
(1)Represents RSUs, which vest in full on the date of the first annual meeting of stockholders following the grant date. The amounts represent the full aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair market value based on the closing price of the underlying common stock is $150,000 for all directors other than Mr. Craigie and $215,000 for Mr. Craigie. As of December 25, 2022, our current non-employee directors held the following aggregate number of unvested RSUs: Mr. Craigie, 20,147 shares; Mr. Fitzjohn, 13,975 shares; Mr. Gainor, 13,761 shares; Mr. Jackson, 13,761 shares; Ms. Kunkel, 4,142 shares; Ms. Levy, 13,975 shares; Mr. Mahoney, 13,975 shares; Ms. Marein-Efron, 4,142 shares; Mr. Mohan, 13,975 shares; and Ms. Smith, 13,975 shares.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 31, 2023. The Company believes that the choice of PricewaterhouseCoopers LLP as the Independent Auditor is in the best interests of the Company and its stockholders. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different Independent Auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has audited the Bloomin’ Brands consolidated financial statements annually since we were formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. It is also expected that those representatives will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Independent Auditor and annually reviews the firm’s qualifications and work quality. In the course of these reviews, the Audit Committee considers, among other things:

•the firm’s historical and recent plans and performance on our audit

•the firm’s capability and expertise in handling the breadth and complexity of our operations

•external data on audit quality and performance, including Public Company Accounting Oversight Board reports on the firm and its peer firms

•the firm’s independence and objectivity

•the appropriateness of the firm’s fees for audit and non-audit services, including any effect these fees may have on independence

•the quality and candor of the firm’s communications with the committee and management

•the firm’s tenure as our Independent Auditor, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the firm’s independence

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 25, 2022 and December 26, 2021 (dollars in thousands):

FEE CATEGORY	2022	2021
Audit Fees	$1,666	$2,149
Audit-Related Fees	12	143
Tax Fees	158	110
All Other Fees	5	3
Total Fees	$1,841	$2,405

Audit Fees. The aggregate audit fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements. These fees represent work for the fiscal years ended December 25, 2022 and December 26, 2021, including audited consolidated financial statements presented in our Annual Reports on Form 10-K and the review of the financial statements presented in our Quarterly Reports on Form 10-Q. In addition, services rendered included additional audit services associated with the repurchase of our convertible notes during the fiscal year ended December 25, 2022 and our debt refinancing and capital restructuring during the fiscal year ended December 26, 2021.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services comprised of consents and review of documents in connection with our franchise disclosure documents during the fiscal years ended December 25, 2022 and December 26, 2021, and delivery of comfort letters, consents and review of documents in connection with our issuance of senior notes during the fiscal year ended December 26, 2021.

Tax Fees. The aggregate tax fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding U.S. tax consulting and Brazil tax compliance during the fiscal years ended December 25, 2022 and December 26, 2021 and Brazil tax consulting during the fiscal year ended December 26, 2021.
All Other Fees. The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for accounting research and disclosure review tools, which we license from PricewaterhouseCoopers LLP, during the fiscal years ended December 25, 2022 and December 26, 2021.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our Independent Auditor. The policy provides for the general pre-approval of specific types of services within specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with section 14A of the Securities Exchange Act (“Exchange Act”). This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 37 and the compensation tables beginning on page 51 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2022. The Board of Directors is asking stockholders to cast an advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to drive a pay for performance culture and:

•attract and retain qualified executives in today’s highly competitive market

•motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals

•ensure internal equity among the executive officers by recognizing the contributions each executive makes to the success of Bloomin’ Brands

As further described in the Compensation Discussion and Analysis, the Compensation Committee regularly reviews our executive compensation program to maintain a strong connection between compensation and the aspects of our performance that our executive officers can impact and that are likely to have an effect on stockholder value.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As the Board of Directors has currently determined to hold this vote each year, the next “say-on-pay” vote will be held at the 2024 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

PROPOSAL NO. 4

APPROVAL TO AMEND THE COMPANY’S CHARTER TO PROVIDE STOCKHOLDERS HOLDING A COMBINED 25% OR MORE OF OUR COMMON STOCK WITH THE RIGHT TO REQUEST A SPECIAL MEETING OF STOCKHOLDERS

General

We are seeking approval to amend our Fourth Amended and Restated Certificate of Incorporation (also referred to as the “Charter”) to provide stockholders owning a combined 25% or more of the Company’s outstanding common stock with the right to request a special meeting of stockholders, subject to certain ownership and procedural requirements outlined below.

Background

Our stockholders do not presently have the right to request that the Company call a special meeting of stockholders. As part of the Board’s and the Nominating and Corporate Governance Committee’s ongoing review of the Company’s corporate governance standards, the Board and the Nominating and Corporate Governance Committee have continued to consider whether it was appropriate and timely to provide stockholders with the right to request a special meeting of stockholders.

In evaluating the advisability of providing stockholders with the right to request a special meeting, the Board and the Nominating and Corporate Governance Committee considered certain positions for and against such a right, stockholder feedback (including the vote of approximately 74% of our outstanding shares in favor of such a right as proposed by the Board in our 2022 proxy statement and the vote of only approximately 40% of our outstanding shares in favor of the right as proposed by one of our stockholders in our 2022 proxy statement), trends and best practices in corporate governance, market practice, and the current stockholder proposal regarding special meeting rights (Proposal No. 6) on page 26. After careful consideration, the Board and the Nominating and Corporate Governance Committee continues to believe that the adoption of a right for stockholders to request a special meeting pursuant to amendments to the Charter as set forth in this Proposal establishes the appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests.

If stockholders approve this Proposal, the Board also intends to amend our Third Amended and Restated Bylaws (the “Bylaws”) to provide for certain ownership and procedural requirements relating to the right to call a special meeting as summarized below. These anticipated amendments to the Bylaws (the “Bylaws Amendments”) do not require separate stockholder action.

Overview and Effects of the Amendments

While the Board recognizes that providing stockholders with the right to request special meetings is viewed by some stockholders as an important corporate governance practice, the Board considers special meetings to be extraordinary events that a significant number of stockholders should support. Special meetings should not be a mechanism that a small group of stockholders can misuse to advance private agendas and interests that our broader stockholder base may not share. To ensure that the stockholders’ right to request a special meeting provides our stockholders with an equitable manner to raise matters for consideration by stockholders while also addressing concerns that the ability for stockholders to request a special meeting could be subject to abuse absent adequate procedural safeguards, the proposed Charter amendments will require compliance with the Company’s Bylaws to request a special meeting, which, after adoption of the Bylaws Amendments by the Board, will include the following safeguards:

•Ownership provisions. Organizing and preparing for a special meeting can result in substantial expenses to the Company and divert significant time and attention of our Board and management away from their primary focus of operating our business and creating long-term stockholder value. Although the current stockholder proposal (Proposal No. 6) seeks a 10% common stock ownership threshold for requesting special meetings, the Board believes that requiring a higher common stock ownership threshold for stockholders to request a special meeting would strike a more appropriate balance between enhancing stockholder rights and mitigating the risk that a small minority of stockholders with narrow self-interests that may not be shared by the majority of the Company’s stockholders could waste corporate resources and disrupt our business. For example, the Company’s current stockholder composition would allow one or two stockholders to satisfy the threshold of owning in excess of 10% of the Company’s common stock, and the Board believes it would be prudent and in the best interests of the Company and its stockholders to establish a threshold that would require more than a nominal number of stockholders to request a special meeting. This view was supported by a significant number of our stockholders that we engaged with during our prior engagement efforts and, while our stockholders expressed a variety of preferences and ranges, either in the engagement or in their published policies, we found broad support for a 25% ownership threshold. In addition, a 25% ownership threshold is consistent with market practice, and, according to data from Deal Point Data, a corporate governance database, approximately 48% of S&P 500 companies that provide a special meeting request right have set the ownership threshold at or greater than 25%. Accordingly, the proposed Charter amendment and the Bylaws Amendments to be adopted by the Board will require that, to request a special meeting, stockholders must hold, at the time the special meeting request is delivered, net long beneficial ownership of at least 25% of our outstanding shares of common stock for at least one year.

The definition of net long beneficial ownership will include shares of our common stock that have the sole power to vote or direct the voting, the sole economic interest (including the sole right to profits and the sole risk of loss), and the sole power to dispose of or direct the disposition, and are subject to certain exclusions as described in the Bylaws Amendments. The Board believes that net long beneficial ownership with a one-year holding period is appropriate to ensure that only stockholders with long-term interests, full voting rights and economic interest in the Company would be entitled to request a special meeting.

•Information provisions. To ensure transparency, stockholders that request a special meeting must provide the Company with the purpose of the requested special meeting, provide the same information and representations that would be required to propose that action or nominate a candidate at an annual meeting and contain the text of any resolutions to be considered by stockholders at the special meeting.

•Continued ownership. To ensure that the stockholders that request a special meeting maintain sufficient interest in the business of the Company and to prevent waste of corporate resources and disruptions for narrow self-interests by stockholders that no longer maintain an interest in the Company, the requesting stockholders must maintain net long beneficial ownership of at least 25% of our outstanding shares of common stock through any special meeting called as a result of a special meeting request.

•Additional provisions. To ensure that the special meeting request is in compliance with applicable laws and is not duplicative, the right of stockholders to request a special meeting would not be available in a limited number of circumstances, including:

i.If the special meeting request does not comply with the requirements of the Company’s governing documents;

ii.If the special meeting request relates to an item of business that is not a proper subject for action by the stockholders of the Company under applicable law;

iii.If a special or annual meeting of stockholders has been called or is called to be held within 90 days after the Company receives a valid special meeting request and the Board determines that the business at the annual or special meeting of stockholders includes the business in the stockholders’ special meeting request;

iv.If a special meeting request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the most recent annual meeting and ending on the date of the final adjournment of the next annual meeting;

v.If an identical or substantially similar item was presented at a meeting of stockholders held within 120 days before the Company received the special meeting request (the nomination, election or removal of directors is a similar item with respect to all items involving the nomination, election or removal of directors, changing the size of the Board, or filling vacancies);

vi.If two or more stockholder-requested special meetings have been held in the twelve months prior to the date that the special meeting request is received by the Company; or

vii.If the special meeting request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

The business conducted at any special meeting requested by stockholders will be limited to the purpose stated in the request for the special meeting, but the Board may in its discretion submit additional matters for consideration.

The provisions in the Bylaws Amendments could be further amended in the future by Bylaws amendments adopted by the Board or our stockholders.

The general description in this Proposal of the amendments to the Charter is qualified in its entirety by reference to the text of the proposed Charter amendment, which is attached to this proxy statement as Appendix A and is marked to show the changes described above. In addition, the text of the Bylaws Amendments, which can be further amended from time to time, is attached as Appendix B and is also marked to show the proposed changes.

The Stockholder Proposal Regarding Special Meeting Rights

As noted above, a stockholder proponent has notified us that he intends to submit Proposal No. 6 at the annual meeting, which is an advisory and non-binding stockholder proposal asking the Board to take steps to provide stockholders with a right to call special meetings using a significantly lower ownership threshold of 10% (the “Stockholder Special Meeting Proposal”). The Stockholder Special Meeting Proposal does not amend either the Charter or the Bylaws. For the reasons outlined above, as well as below in our Board of Directors’ Statement in Opposition to Proposal No. 6, the Board believes that this Proposal No. 4 is more closely aligned with market practice, is supported by feedback received on the proposals regarding the right of stockholders to call a special meeting presented in our 2022 proxy statement, and more appropriately balances the rights of stockholders with the long-term interests of the Company and our stockholders. Notably, the Company’s proposal in 2022 received a vote in favor by approximately 74% of our outstanding shares, which was just below the then-required 75% threshold for approval. This approval standard was reduced to a simple majority vote by a vote of our stockholders to amend our Charter at our 2022 annual meeting, which amendment became effective on April 20, 2022.

Procedural Matters

This Proposal No. 4 is a binding amendment to our Charter, and, if approved, will result in stockholders having a right to request a special meeting promptly after the annual meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at the annual meeting is required to approve this Proposal No. 4 and amendments to the Charter.

If stockholders approve this Proposal, the Company intends to file the amended Charter with the Secretary of State of the State of Delaware, to become effective at the time of filing, and the Board will adopt the Bylaws Amendments at the same time. If such votes are not received, the amendments to the Charter and Bylaws will not be adopted and stockholders will not have the right to request a special meeting of stockholders.

Approval of this Proposal No. 4 is not conditioned on approval or disapproval of the Stockholder Special Meeting Proposal, which means that the foregoing effects of the approval or disapproval of this Proposal No. 4 are not affected by approval or disapproval of the Stockholder Special Meeting Proposal. If this Proposal No. 4 is approved and Proposal No. 6 is also approved, the Company will implement this Proposal No. 4 and not implement Proposal No. 6. In that circumstance, the Company will consider approval of this Proposal No. 4 as supporting implementation of this Proposal No. 4 even if Proposal No. 6 is also approved. If this Proposal No. 4 is not approved by the requisite vote, neither the Charter amendments nor the Bylaws Amendments will become effective, and the Company’s stockholders will not have the right to request that the Company call a special meeting of stockholders.

Neither the proposed amendments to the Charter in Proposal No. 4 nor the Stockholder Special Meeting Proposal affect the Board of Directors’ existing authority to call a special meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR approval of the amendments to the Charter related to stockholders’ right to request a special meeting.

PROPOSAL NO. 5

APPROVAL TO AMEND THE COMPANY’S CHARTER TO PERMIT THE EXCULPATION OF OFFICERS CONSISTENT WITH CHANGES TO DELAWARE GENERAL CORPORATION LAW

General

We are seeking approval to amend our Charter to permit the exculpation of officers consistent with changes to Delaware General Corporation Law (“DGCL”), as outlined below.

Background

Section 102(b)(7) of the DGCL was amended effective August 1, 2022 to authorize exculpation of officers of Delaware corporations. Specifically, the amendments extend the opportunity for Delaware corporations to exculpate their officers, in addition to their directors, for personal liability for breach of the duty of care in certain actions. This provision would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which officers derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of the corporation, such as derivative claims.

The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors. Accordingly, the Board believes that this proposal to extend exculpation to officers is fair and in the best interests of the Company and its stockholders.

Effects of the Amendments and Procedural Matters

The proposed amendments to the Charter would authorize the exculpation of officers for personal liability for breach of the duty of care in certain actions as permitted by Section 102(b)(7) of the DGCL.

This general description in this Proposal of the amendments to the Charter is qualified in its entirety by reference to the text of the proposed Charter amendment, which is attached to this proxy statement as Appendix C and is marked to show the changes described above.

The affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at the annual meeting is required to approve this Proposal No. 5 and amendments to the Charter.

If stockholders approve this Proposal, the Company intends to file the amended Charter with the Secretary of State of the State of Delaware, to become effective at the time of filing. If our stockholders do not approve this Proposal, then the changes shown in Appendix C will not be adopted.

This Proposal No. 5 is separate and independent from Proposal No. 4. If both proposals are approved, we will combine the proposed changes in Appendix A and Appendix C into one consolidated Amended and Restated Certificate of Incorporation.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR approval of the amendments to the Charter to permit the exculpation of officers.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL TO ADOPT A STOCKHOLDER RIGHT TO CALL A SPECIAL STOCKHOLDER MEETING

We have received notice of the intention of stockholder Kenneth Steiner to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of the proponent and the number of shares owned by him upon request directed to the Company’s Corporate Secretary.

As explained below, the Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board of Directors recommends you vote AGAINST this proposal.

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Proposal 6 - Adopt a Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting regardless of length of stock ownership.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

Some companies prohibit shareholders from participating in calling for a special shareholder if they own stock for less than one continuous year. Requiring one continuous year of stock ownership can serve as a poison pill. I know of no instance of shareholders ever having success in calling for a special shareholder meeting at a company that excludes all shares not held for a continuous full year.

It is important to vote for this Shareholder Right to Call a Special Shareholder Meeting proposal because we have no right to act by written consent. Shareholders at many companies have a right to call a special shareholder and the right to act by written consent.

A reasonable shareholder right to call for a special shareholder meeting could give directors more of an incentive to improve their performance. For instance, John Mahoney, Chair of the BLMN Audit Committee, received up to 70-times the negative votes as other directors at our 2021 annual meeting. Mr. Mahoney has a free ride until 2024 when he next stands for re-election.

Plus our excessive executive pay was rejected by 35% of shares in 2021 when a 5% rejection rate is the norm.

This is a corporate governance improvement proposal like the 2021 BLMN shareholder proposal to eliminate our undemocratic 75%-voting thresholds that won our outstanding 92%-support and was adopted. It is also like the

2020 BLMN shareholder proposal for one-year terms for directors which received our 84% support and will be fully adopted in 2024.

To make up for our lack of a right to act by written consent we need the right of 10% of shares to call for a special shareholder meeting.

Please vote yes:
Adopt a Shareholder Right to Call a Special Shareholder Meeting

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board has carefully considered this stockholder proposal and believes that it is not in the best interests of our stockholders for the reasons outlined below. Accordingly, the Board unanimously recommends that stockholders vote AGAINST this Proposal No. 6 and instead approve the Company’s special meeting right proposal outlined in Proposal No. 4.

Our Company’s Special Meeting Right Proposal is More Consistent with Market Practice

We are recommending that our stockholders approve the amendments to the Charter described in Proposal No. 4, which would enable stockholders who hold, in the aggregate, at least 25% of our outstanding common stock to request a special meeting of stockholders. In contrast, the stockholder proposal described in this Proposal No. 6 asks the Board to take steps to allow stockholders who hold, in the aggregate, at least 10% of our common stock to call special meetings. A 25% ownership threshold is more consistent with market practice. According to data from Deal Point Data, a corporate governance database, approximately 48% of the companies included in the S&P 500 that afford stockholders the right to request a special meeting have set the ownership threshold for the exercise of such a right at 25% or greater, while only 23.8% have adopted a 10% ownership threshold.

Our Company’s Special Meeting Right Proposal More Appropriately Balances Stockholder Rights with the Protection of the Long-Term Interests of the Company and our Stockholders

In addition to not aligning with market practice, the Board believes that the stockholder proposal does not strike the appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and our stockholders. The Board recognizes that some stockholders consider a right to request special meetings to be an important corporate governance practice; however, the Board believes it is also prudent to balance this right against the risk of abuse that could be caused by giving a small number of stockholders a disproportionate amount of influence and also cause us to unduly incur substantial costs and distraction.

Convening a special meeting can result in substantial expenses to the Company and diversion of significant time and attention of our Board and executive management away from their primary focus of operating our business and creating long-term stockholder value. We currently have stockholders that own in excess of the stockholder proposal’s 10% threshold and one or a small minority of stockholders should not be entitled to cause such significant expense and distraction to potentially advance their own special interests which may not be shared more broadly by stockholders. Accordingly, the Board believes that special meetings are extraordinary events held only if a significant number of stockholders is in agreement that a special meeting is necessary to discuss critical, time-sensitive issues that cannot wait until our next annual meeting. A failure to receive 25% support to convene a special meeting is a strong indicator that the issue is unduly narrow and not deemed critical by our stockholders generally. Providing a special meeting request right at an even lower threshold risks giving a small number of stockholders a disproportionate amount of influence over our affairs and a heightened ability to misuse the right to advance private agendas and interests.

As a result of these considerations and feedback we gathered during our prior stockholder engagement efforts, which reflected broad support for a 25% ownership threshold, the Board believes that the 25% threshold in the Company’s special meeting right proposal outlined in Proposal No. 4 strikes a more appropriate balance than the 10% threshold in this stockholder proposal between ensuring that stockholders have the right to request a special meeting to act on extraordinary and urgent matters and minimizing the risk that one or small minority of stockholders will pursue special interests that are not aligned with or in the best interests of stockholders generally and cause the Company to unduly incur substantial costs and distraction.

The Stockholder’s Proposal Would Permit Stockholders Without Full Economic Interests or Voting Rights in the Company to Expend Significant Company Resources for Special Meetings and Unduly Influence Important Corporate Actions

As noted in our Proposal No. 4, the Board believes that only stockholders with full voting, investment, and economic interests in our common stock should be entitled to request that we undertake the burden and cost of calling a special meeting as those stockholders are likely to have the most vested interest in our performance and the outcome of the likely extraordinary matters to be addressed at a special meeting. As such, our Board included a “net long” stock ownership requirement with a one-year holding period in our proposed amendments to our Charter and the Bylaws Amendments. In contrast, the stockholder proposal does not include a “net long” requirement, and as such would permit stockholders with less than full economic interests and voting rights in the Company to influence important corporate actions. For example, the stockholder proposal would permit a 10% “nominal” stockholder (that has fully hedged its exposure to our stock performance through use of derivatives, such that it has no “net” economic exposure) to request a special meeting, even though other stockholders (with unhedged positions that are genuinely exposed to our stock performance) do not wish to incur that expense or divert those resources.

Our Stockholders’ Right to be Informed and Vote on Significant Matters is Ensured and Protected by State Law and Other Regulations

As a Delaware corporation, stockholder approval is required for any significant corporate actions by the Company, such as an amendment of the certificate of incorporation, a merger sale, lease or exchange of all or substantially all of its property and assets, and dissolution. Additionally, as a NASDAQ-listed company, the Company is required to seek stockholder approval for the issuance of stock in many circumstances, including equity-based compensation and an issuance that would result in a change of control. NASDAQ listing rules further prohibit the Company from taking any corporate action or issuance that disparately reduces or prohibits the voting rights of its existing stockholders. Thus, the opportunity for stockholder votes on significant corporate matters that may arise between annual meetings of stockholders is already well-established.

Stockholders Already Rejected the Same Proposal in 2022 for a 10% Ownership Threshold to Call a Special Meeting

At the 2022 annual meeting, the Company’s stockholders defeated a stockholder proposal submitted by the same proponent, which recommended that the Board take the steps necessary to amend the Company’s governing documents to give holders in the aggregate of 10% of the Company’s common stock the right to call a special meeting.

This stockholder referendum reinforced the Board’s conclusion that 10% is not the appropriate threshold and is inconsistent with good corporate governance practices. The proponent is now asking the stockholders to reconsider a decision they made a year ago.

The Company’s proposal in 2022, on the other hand, to enable stockholders who hold, in the aggregate, at least 25% of our outstanding common stock to request a special meeting of stockholders, received approval by approximately 74% of our outstanding shares, which was just below the then-required 75% threshold for approval. This approval standard was reduced to a simple majority vote by a vote of our stockholders to amend our Charter at our 2022 annual meeting, which amendment became effective on April 20, 2022.

The Company is Committed to Strong and Effective Corporate Governance Policies and Practices that Ensure Accountability and Responsiveness to Stockholders

Our existing corporate governance policies and practices demonstrate and promote our accountability to stockholders. The Board regularly reviews our policies, taking into account market practices and trends and stockholder feedback. The Company maintains robust governance practices that promote Board accountability, including:

•a majority voting standard applies in uncontested elections of directors, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;
•nine of our 11 directors are “independent” under the standards adopted by the Securities and Exchange Commission and NASDAQ;
•the Board has an independent Chairman;
•the Audit, Compensation, and Nominating and Corporate Governance Committees are each comprised solely of independent directors;
•the Board established a mandatory retirement age for all directors other than the Company’s Chief Executive Officer, which requires each director who has reached the age of 72 to tender his or her resignation, to be effective immediately at the end of such director’s then-current term;
•the Board established term limits for all directors other than the Company’s Chief Executive Officer, which requires each director who has reached 12 years of service on the Board to tender his or her resignation, to be effective immediately at the end of such director’s then-current term;
•an annual say-on-pay vote; and
•an active stockholder engagement program with unaffiliated stockholders.

If approved, this stockholder proposal would not automatically provide stockholders with the right to request special meetings, as this proposal is a recommendation to the Board to take steps necessary to amend our governing documents to provide stockholders with the right to request special meetings.

The Board values opinions and proposals from our stockholders and has made efforts to implement stockholder requests that the Board believes to be in the best interests of the Company and our stockholders, such as declassifying the Board and eliminating supermajority voting requirements. However, after careful consideration of this proposal, the Board has determined that, in light of our existing governance policies and practices and the Company’s special meeting right proposal outlined in Proposal No. 4, the adoption of the special meeting right requested by this stockholder proposal is not in the best interests of the Company or our stockholders and will risk giving one or a small group of stockholders a disproportionate amount of influence over our affairs at substantial cost and distraction to the Board and management team.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this proposal related to stockholders’ rights to request a special meeting.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REQUESTING THAT THE COMPANY ISSUE NEAR- AND LONG-TERM SCIENCE-BASED GHG REDUCTION TARGETS

We have received notice of the intention of stockholder Green Century Capital Management Inc. (“Green Century”) to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of the proponent and the number of shares owned by it upon request directed to the Company’s Secretary.

As explained below, the Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board of Directors recommends you vote AGAINST this proposal.

* * *

Whereas: As one of the world's largest casual dining companies with more than 1,450 restaurants in 17 countries, Bloomin’ Brands sources significant volumes of commodities that have high carbon footprints, including palm oil, soy, beef, and pulp/paper, which are also leading drivers of global deforestation.

According to the Intergovernmental Panel on Climate Change, agriculture, forestry, and other land use change is responsible for 23 percent of total net anthropogenic greenhouse gas (GHG) emissions, nearly half of which are attributable to deforestation.

In its 2021 10-K, Bloomin’ acknowledges that climate change may adversely affect commodity costs and operating results. However, unlike many peers, Bloomin’ discloses neither its carbon nor forest footprints, has adopted no emissions reduction targets, and lacks a policy to address its deforestation risk.

By contrast, competitors including Chipotle, McDonald’s, and Yum! Brands have made commitments to reduce emissions throughout their full value chains, including from agricultural and land use sources. (Bloomin’ identifies growing competition from quick service and fast casual restaurants as a risk in its 2021 10-K.) As emissions disclosure, robust GHG reduction targets, no-deforestation policies, and action plans become the industry standard, Bloomin’s lack thereof increasingly lags peer companies that are positioning themselves to address these climate and deforestation risks.

Furthermore, at COP26, financial institutions with nearly US $9 trillion in AUM committed to eliminate agricultural-commodity-driven deforestation from their portfolios by 2025. As an increasing number of asset managers incorporate deforestation risk into their investment decision making, Bloomin’ must achieve a deforestation-free supply chain by 2025 or risk becoming uninvestable.

Finally, despite a 76% majority vote on a 2021 proposal asking Bloomin’ to issue a report assessing if and how the company could increase the scale, pace and rigor of its efforts to reduce its total contribution to climate change, the company has issued no such report and Bloomin’s updated website provides only a vague and cursory outline of the Company’s aspirations to reduce emissions - an inadequate response to the majority vote.

Failure to adopt policies and implement tactics that mitigate climate and deforestation risk may subject Bloomin’ to significant systemic and company-specific risks, including restricted market share, supply chain disruption, and reputational risk.

Resolved: Shareholders request that Bloomin’ Brands, within a year, issue near- and long-term science-based GHG reduction targets aligned with the Paris Agreement’s ambition of maintaining global temperature rise to 1.5 degrees Celsius and summarize plans to achieve them. The targets should cover the company’s full range of operational and supply chain emissions (including Scopes 1, 2 and 3).

Supporting Statement: In assessing targets, proponents recommend:
•Considering approaches used by advisory groups such as the Science Based Targets initiative;
•Developing a transition plan that shows how the company plans to meet its goals;
•Considering emissions reduction targets inclusive of all GHG Protocol-defined sources of Scope 3 emissions—including from agriculture, land use change, and deforestation
•Considering a no-deforestation policy for all forest-risk commodities in the company’s supply chain.

* * *

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board has carefully considered the above proposal and believes that it is not in the best interests of the Company and our stockholders. Consequently, the Board unanimously recommends a vote AGAINST this Proposal No. 7.

The Board of Directors and our management team recognize the significance of climate change and the importance of managing the environmental impact of the operations of the Company’s business. Understanding that these issues are increasingly a focus of stockholders, we believe we are addressing them in an appropriate manner, as outlined below. Since stockholder approval of Green Century’s proposal in 2021 requesting the Company issue a report on the Company’s efforts to reduce our total contribution to climate change, we have accomplished the following:

•assessed and published Scope 1 and Scope 2 baseline GHG emissions inventory
•committed to working towards reducing Scope 1 and Scope 2 GHG emissions by approximately half by 2030 and net zero by 2050, targets necessary to limit global temperature increases to 1.5 degrees Celsius
•completed a sustainable sourcing of land-based proteins position statement
•committed to sourcing at least 60% of land-based proteins from suppliers with deforestation-free supply chains by 2030
•committed to transitioning to 100% cage-free eggs in our global supply chain by 2030

Because we recognize the importance of good corporate citizenship and the value of sustainability and social responsibility to the Company and our stockholders, we take an active approach to sustainability and are committed to making socially responsible choices. To that end, our Company commitments with respect to Our People, Our Environment and Our Ingredients, including with respect to energy efficiency, water conservation and animal welfare, are available on our website. We encourage our stockholders to review these commitments.

As disclosed, the Company aspires to reduce its Scope 1 and Scope 2 GHG emissions by approximately half by 2030 and to net zero by 2050. During 2020, we reduced our total GHG emissions by 15%, our GHG emissions in natural gas by 17% and our GHG emissions in electric by 16%, in each case as compared to 2019. In addition to the installation of high-efficiency equipment and lighting across our restaurants to reduce energy usage, we also incorporate Leadership in Energy and Environmental Design™ (LEED) standards when constructing new restaurant buildings, while using the same standards when retrofitting existing restaurant buildings. As part of our water-saving initiative, we are committed to refitting our restaurants with water-efficient equipment and adopting water-efficient landscaping and inspection practices. The heated dipper well equipment we use, on its own, saves up to 250,000 gallons of water, per well, per year. As part of our ongoing efforts, we use recycled and reusable materials in our paper bags and entrée containers while encouraging a reduction in straw usage. As of February 2023, approximately 90% of our carryout packaging in the U.S. is recyclable or reusable and 100% of our paper carryout bags are made from recycled material. To eliminate food waste and transfer excess food to those who need it most, the Company has donated more than 14 million pounds of excess food through programs such as the Food Donation Connection network in the last nine years.

We continue to work with and encourage our suppliers to strengthen their practices to minimize their impact on activities that contribute to climate change. For example, we routinely engage in discussions with our primary beef suppliers in Brazil regarding their sustainability practices and commitments. Our largest beef supplier in Brazil has informed us that 100% of its direct suppliers are free of deforestation. This result is based on its third-party audit which reported, for the ninth consecutive year, that the processes for purchasing cattle from farms in the Amazon Biome complied with 100% of the criteria and guidelines established by the Public Commitment of Amazon Livestock. In addition, so that the consumer is aware of the origin of the raw material and/or ingredients, the traceability of the meat is informed on the labels of 100% of its products. In 2020, this primary beef supplier in Brazil launched an action plan to achieve 100% of its cattle supply chain being free of deforestation/conversion by 2025 in the Amazon biome, and by 2030 in the Cerrado. The supplier has indicated that its execution against this goal occurs according to the level of exposure of these regions to the risk of deforestation/conversion. We believe continued active engagement with our primary suppliers is the most effective and efficient way to mitigate any adverse impacts of our operations in that region.

The Company has set GHG reduction goals and has several initiatives underway to meet these goals. The Board of Directors does not believe that preparation of the report requested by this proposal would result in better Company performance, assist with mitigation of climate change or increase returns to stockholders. In addition, the Company and the Board await the finalization of disclosure requirements related to climate change proposed by the SEC. Thus, the Board believes focusing on the SEC’s disclosure framework would be more beneficial to the stockholders while the Company also continues its action plan to meet GHG emission targets. We also continue to recover from the disproportionate impact that inflation, rising interest rates, supply chain disruptions, and the lingering effects of COVID-19 has had on the restaurant industry and in particular, the price and availability of commodities, and approval of this proposal would not result in an efficient use of resources. Implementation of such reporting would divert time, effort and resources from our current and planned initiatives and further expected reporting requirements, thereby limiting our ability to target our efforts on areas that will provide the most meaningful impact in mitigating climate change. For these reasons, we believe that the request by the proponent is unnecessary and has the potential to divert our resources with no corresponding benefit to the Company or its stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this proposal requesting that the Board issue a report outlining report outlining the Company’s near- and long-term science-based greenhouse gas (GHG) reduction targets aligned with the Paris Agreement, including the Company’s full range of operational and supply chain emissions.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 7, 2023 (except as noted) by each person known to us to beneficially own more than 5% of our common stock, each director, and each named executive officer listed in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units beneficially owned by that person that are exercisable or will be settled within 60 days following February 7, 2023. The beneficial ownership percentages reflected in the table below are based on 87,197,059 shares of our common stock outstanding as of February 7, 2023.

Except as otherwise indicated in a footnote, all of the beneficial owners listed have, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (COMMON STOCK)
Five Percent Stockholders:
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	13,908,086	15.95%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	9,823,615	11.27%
Directors and Named Executive Officers:
James R. Craigie (3)	50,450	*
David J. Deno (4)	1,205,402	1.37%
David R. Fitzjohn (3)	28,787	*
John P. Gainor Jr. (3)	68,345	*
Lawrence V. Jackson (3)	8,345	*
Julie Kunkel (3)	1,000	*
Kelly M. Lefferts (5)	93,616	*
Tara Walpert Levy (3)	43,512	*
John J. Mahoney (3)	51,470	*
Melanie Marein-Efron (3)	—	*
Christopher Meyer (6)	214,081	*
R. Michael Mohan (3)	22,494	*
Patrick Murtha (7)	6,465	*
Gregg D. Scarlett (8)	697,612	*
Elizabeth A. Smith (9)	1,264,405	1.43%
All current directors and executive officers as a group (10)	3,755,984	4.18%
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*Indicates less than one percent of common stock.
(1)According to a Schedule 13G/A filed with the SEC, on January 26, 2023, reporting beneficial ownership of 13,908,086 shares, as of December 31, 2022, BlackRock, Inc. has sole voting power with respect to 13,766,078 shares and sole dispositive power with respect to 13,908,086 shares.
(2)According to a Schedule 13G/A filed with the SEC on February 9, 2023, reporting beneficial ownership of 9,823,615 shares, as of December 30, 2022, The Vanguard Group has shared voting power with respect to 123,330 shares, sole dispositive power with respect to 9,623,703 shares and shared dispositive power with respect to 199,912 shares.
(3)Does not include the following number of RSUs that will not vest within 60 days of February 7, 2023: Mr. Craigie, 20,147 shares; Mr. Fitzjohn, 13,975 shares; Mr. Gainor, 13,761 shares; Mr. Jackson, 13,761 shares; Ms. Kunkel 4,142 shares; Ms. Levy, 13,975 shares; Mr. Mahoney, 13,975 shares; Ms. Marein-Efron 4,142 shares; and Mr. Mohan, 13,975 shares. Mr. Craigie’s shares include 4,040 shares held in trust for the benefit of his children, and Mr. Craigie disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Gainor’s shares include 51,500 shares, held in a revocable trust, for which he holds joint beneficial ownership with his spouse, and 8,500 shares held in his IRA. Ms. Kunkel’s shares include 1,000 shares held in her IRA.
(4)Includes 270,758 shares subject to stock options with an exercise price of $20.62 per share, 50,345 shares subject to stock options with an exercise price of $21.29 per share, 42,917 shares subject to stock options with an exercise price of $24.10 per share, 57,921 shares subject to stock options with an exercise price of $17.27 per share, 56,577 shares subject to stock options with an exercise price of $17.15 per share, 55,760 shares subject to stock options with an exercise price of $25.36 per share, 58,800 shares subject to stock options with an exercise price of $25.32 per share and 56,143 RSUs and 171,762 PSUs that Mr. Deno has the right to acquire within 60 days of February 7, 2023. Does not include 58,215 RSUs and 225,476 PSUs that are not exercisable or will not vest within 60 days of February 7, 2023.
(5)Includes 7,281 shares subject to stock options with an exercise price of $21.29 per share, 5,703 shares subject to stock options with an exercise price of $24.10 per share, 4,200 shares subject to stock options with an exercise price of $25.36 per share, 3,407 shares subject to stock options with an exercise price of $25.32 per share and 8,009 RSUs and 28,390 PSUs that Ms. Lefferts has the right to acquire within 60 days of February 7, 2023. Does not include 7,275 RSUs and 25,106 PSUs that are not exercisable or will not vest within 60 days of February 7, 2023.
(6)Includes 69,043 shares subject to stock options with an exercise price of $20.62 per share, 9,682 shares subject to stock options with an exercise price of $21.29 per share, 7,222 shares subject to stock options with an exercise price of $24.10 per share, 6,591 shares subject to stock options with an exercise price of $17.27 per share, 4,207 shares subject to stock options with an exercise price of $17.15 per share, 6,251 shares subject to stock options with an exercise price of $25.36 per share, 3,194 shares subject to stock options with an exercise price of $25.32 per share and 9,513 RSUs and 28,390 PSUs that Mr. Meyer has the right to acquire within 60 days of February 7, 2023. Does not include 9,547 RSUs and 32,951 PSUs that are not exercisable or will not vest within 60 days of February 7, 2023.
(7)Includes 4,812 RSUs that Mr. Murtha has the right to acquire within 60 days of February 7, 2023. Does not include 7,275 RSUs and 25,106 PSUs that are not exercisable or will not vest within 60 days of February 7, 2023.
(8)Includes 100,000 shares subject to stock options with an exercise price of $18.45 per share, 46,472 shares subject to stock options with an exercise price of $21.29 per share, 36,974 shares subject to stock options with an exercise price of $24.10 per share, 36,090 shares subject to stock options with an exercise price of $17.27 per share, 100,000 shares subject to stock options with an exercise price of $17.96 per share, 16,973 shares subject to stock options with an exercise price of $17.15 per share, 100,000 shares subject to stock options with an exercise price of $24.14 per share, 14,706 shares subject to stock options with an exercise price of $25.36 per share, 12,166 shares subject to stock options with an exercise price of $25.32 per share and 30,173 RSUs and 85,200 PSUs that Mr. Scarlett has the right to acquire within 60 days of February 7, 2023. Does not include 14,730 RSUs and 50,838 PSUs that are not exercisable or will not vest within 60 days of February 7, 2023.
(9)Includes 372,292 shares subject to stock options with an exercise price of $20.62 per share, 185,695 shares subject to stock options with an exercise price of $24.10 per share, 64,295 shares subject to stock options with an exercise price of $17.27 per share, 220,589 shares subject to stock options with an exercise price of $25.36 per share and 177,940 shares subject to stock options with an exercise price of $25.32 per share that Ms. Smith has the right to acquire within 60 days of February 7, 2023. Does not include 13,975 RSUs that will not vest within 60 days of February 7, 2023.
(10)Includes a total of 2,204,051 shares subject to stock options and 108,650 RSUs and 313,742 PSUs that our current directors and executive officers have the right to acquire or that will vest within 60 days of February 7, 2023. Does not include a total of 222,870 shares subject to RSUs and 359,477 shares subject to PSUs that our current directors and executive officers do not have the right to acquire within 60 days of February 7, 2023.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction and Executive Summary
This Compensation Discussion & Analysis (“CD&A”) provides a comprehensive description of our executive pay program, design objectives and an overview of how program features are carefully designed to ensure compensation outcomes directly align to the company performance objectives. It includes a description of the compensation provided in 2022 to our named executive officers (“NEOs”) who are listed below and named in the Summary Compensation Table.

David J. Deno	Chief Executive Officer
Christopher A. Meyer	Executive Vice President, Chief Financial Officer
Kelly M. Lefferts	Executive Vice President, Chief Legal Officer and Secretary
Patrick Murtha	Executive Vice President, Fleming’s and International
Gregg D. Scarlett	Executive Vice President, Chief Operating Officer, Casual Dining Restaurants

Strong Execution on Long-Term Plan Despite Market Headwinds:

Bloomin’ Brands continued to execute its long-term strategy and delivered one of its best financial years, despite market conditions that negatively impacted our industry. The period since 2019 has been one of significant challenges for the casual dining industry. Because of the industry-wide disruption, investors have viewed the year ended 2019 as something of a baseline year for performance comparisons. Since 2019, we have made tremendous progress in executing against our long-term strategy, including:

Financial Performance From Fiscal Year 2019

U.S. Combined Comparable Restaurant Sales(1): +8.7%	Revenue Growth: +6.7%	Average Annual Adjusted Diluted EPS Growth(2): +18%

_______________
(1)Includes stores open for 18 months or more.
(2)See “Compensation Program Structure – Performance-Based Long-Term Incentive Program – Vesting of 2020 PSU Award” below.

2022 reflected the highest inflationary period in our Company’s history, and we were able to post results that were our second-best operating income margin year on record. We continued to grow our off-premises business and invest in technology. Our focus on costs and operating efficiency paid off despite the historic and challenging effects of inflation on our business and the casual dining industry as a whole. While we fell short of our aspirational goals for 2022 related to revenue growth and adjusted operating income margin percentage, we are proud of our accomplishments in light of challenging market conditions.

2022 Performance

U.S. Combined Comparable Restaurant Sales(1) +4.0% from fiscal 2021	Revenue Growth: +7% from fiscal 2021	Adjusted Operating Margin % 7.6% for fiscal 2022(2)

__________________
(1)Includes stores open for 18 months or more.
(2)See “Compensation Program Structure - 2022 Metrics, Weightings, and Results” below.

Alignment with Our Stockholders – Payouts Under Our Incentive Programs:

We have a pay-for-performance philosophy for executive compensation and performance-based compensation tied to specific financial and strategic initiatives. For 2022, the Company set rigorous goals for revenue growth and adjusted operating margin percentage. While the Company’s result didn’t achieve our stretch targets, we are proud of the results achieved in light of the challenging inflationary environment we faced this year. Highlighted in the chart below are the results achieved compared to the goals we set and the corresponding payout levels under our annual and long-term incentive plans.

_______________
(1)See “Compensation Program Structure – Performance-Based Long-Term Incentive Program – Vesting of 2020 PSU Award” below.

2022 Say-On-Pay and Company Response:

At the 2022 Annual Meeting, the Company received 99% stockholder support for our Say-On-Pay proposal. We believe this strong support from our stockholders indicates satisfaction with our program. The Compensation Committee remains receptive to stockholder feedback as an integral part of administering compensation over time.

Overview of Key Executive Compensation Actions

Return to Our Traditional Full Year Annual Incentive Plan in 2022:

After two years of non-traditional plan design in response to market uncertainty, the Company reinstated its traditional annual incentive plan design. The incentive design measures performance over one-year, focusing on key priorities of adjusted operating margin percentage (60%) and revenue (40%). The payout opportunity provides a range of 0% to 200% of target.

Adjusted 2022 CEO Compensation to Better Align With Market and Our Pay Philosophy:

Effective February 21, 2022, the Compensation Committee approved a market adjustment to Mr. Deno’s compensation package to move his total target compensation closer to the peer group median and align with the Company’s median pay strategy. These adjustments also reflect Mr. Deno’s critical role in delivering on the Company’s strategy as well as his strong leadership in challenging market conditions. His annual base salary was increased to $1,000,000 (from $900,000) and his annual long-term incentive target was adjusted to $4,350,000 (435% of salary). These two changes increased his target total direct compensation to $6,850,000.

No other target compensation changes were approved for the Company’s NEOs for 2022.

2023 Compensation Decisions:

The Compensation Committee reviews the NEO compensation arrangements annually and benchmarks executive compensation packages against the peer group market data each year to determine whether adjustments are needed to better align executive pay to the our compensation philosophy. At the February 2023 meeting, the Compensation Committee determined that the Company should adopt a more prevalent market-based approach in setting LTI awards each year and that compensation for three executives were below market. Accordingly, the Compensation Committee approved the following changes for fiscal year 2023:

•Annual LTI grants beginning in fiscal year 2023 will be set using a dollar amount rather than a multiple of salary for executive annual target equity award values.

•Mr. Deno’s annual target LTI grant was increased to $4,900,000 (changed from 435% of base salary). The change increases his total target compensation from $6,850,000 to $7,400,000.

•Mr. Meyer received a base salary increase to $600,000 (changed from $525,000) effective February 20, 2023, an annual target STIP increase to 120% of base salary (changed from 100%) and annual target LTI grant increase to $800,000 (changed from 125% of base salary). The changes increases his total target compensation from $1,706,250 to $2,120,000.

•Ms. Lefferts received a base salary increase to $520,000 (changed from $500,000) effective February 20, 2023 and an annual target LTI grant increase to $550,000 (changed from 100% of base salary). The changes increase her total target compensation from $1,425,000 to $1,512,000.

Messrs. Scarlett and Murtha did not have any adjustments to their total target compensation.

Changes to Stock Ownership Guidelines for 2023:

The target level of ownership was increased for the CEO from 5x base salary to 6x base salary in an effort to increase alignment with the Company’s performance and stockholders. In addition, in-the-money stock options were removed in the ownership calculation to align with best pay governance practice.

Executive Compensation Program Philosophy & Principles

Compensation Program Objectives:

Our compensation program objectives and methods of achieving them are summarized below:

OBJECTIVES		HOW WE MEET OBJECTIVES
Attract and retain talented executives	•	Provide a competitive total compensation package by taking into account base salary, performance incentives and benefits
Motivate and reward executives	•	Provide a significant portion of each executive’s target total compensation in the form of equity compensation
	•	Balance incentives between equity-based and cash-based compensation to support a high-performing culture
Provide a competitive compensation package	•	Benchmark our compensation against competitors and peer group
	•	Target competitive positioning to align with industry
Ensure internal equity among executives	•	Adjust compensation based on review of job responsibilities and individual performance in addition to market data
Align management and stockholder interests	•	Provide compensation based on short-term and long-term performance objectives
Pay for performance	•
Provide the majority of executive pay in variable, “at-risk” incentive awards - approximately 85.4% and 68.8% of targeted compensation in 2022 for our CEO and other NEOs, respectively, to ensure that realized pay is tied to attainment of significant short-term and long-term operating goals

Governance Best Practices:

We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders by following these executive compensation best practices:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Design an executive compensation program to mitigate undue risk and conduct annual reviews to assess risk of our compensation programs	✗	Permit executives and directors to hold our stock in a margin account, pledge our stock as collateral for loans or engage in speculative transactions involving our stock, including hedging
✓	Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives	✗	Perform stock option re-pricing without stockholder approval
✓	Benchmark executive officer compensation around the market median on all elements of target compensation against a relevant peer group	✗	Provide cash buyouts for underwater stock options or stock appreciation rights without stockholder approval
✓	Include double trigger change in control vesting provisions for equity awards	✗	Provide cash compensation upon death or disability
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee	✗	Pay dividends on any unvested stock options, stock appreciation rights, restricted stock units or unearned performance-based equity awards
✓	Use a compensation recovery (“clawback”) policy for the CEO, certain officers and other key employees that applies to cash and equity compensation	✗	Provide excise tax gross-ups upon change in control
✓	Require stock ownership and retention values that align the interests of our executive officers and other key employees with the long-term interests of our stockholders	✗	Provide excessive perquisites

Compensation Program Structure

Performance-Based Overall Total Compensation Mix:

Our compensation program for 2022 consisted of three primary elements and other secondary benefits:

	COMPENSATION ELEMENT	DESCRIPTION
Primary Elements	Base salary	Fixed cash compensation designed to provide appropriate, Competitive Market (defined below)-based predictable compensation
Determined and reviewed annually by the Compensation Committee with input from the compensation consultant, CEO (for other officers) and the Company’s human resources management
	Performance-based cash incentives	Variable cash compensation based on pre-established performance goals measured against Compensation Committee-approved annual targets and individual performance
Target values informed by Competitive Market data
	Long-term equity incentive awards	Variable compensation granted in the form of PSUs (two-thirds) and RSUs (one-third)
PSUs cliff vest after three years based on achievement of performance goals
RSUs vest ratably over three years
Target values informed by Competitive Market data
Secondary Benefits	Other benefits and perquisites	Medical, dental and vision insurance coverage, as well as life insurance and disability protection
Deferred compensation plan to allow efficient personal tax planning
Executive physicals
Relocation assistance for certain newly-hired executives
	Change in control and termination benefits	Provides the CEO, NEOs and other Company executives benefits payable upon specified employment termination events as described in the Change in Control policy, employment agreement or offer of employment

We provide equitable and competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation that is dependent on our overall Company performance along with individual performance. Long-term equity incentives comprise the largest share of total compensation and provide an important connection to stockholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. Our target compensation mix results from placing a greater emphasis on variable compensation and targeting around the market median on all elements of target compensation.

Performance-Based Overall Total Compensation Mix:

The charts below show the annualized target compensation mix for the CEO and the average annualized target compensation mix for the other NEOs.

CEO Target Compensation Mix

14.6%
21.9%
63.5%
Base Salary
Short Term Incentives
Long Term Incentives

NEO Target Compensation Mix

31.2%
31.0%
37.8%
Base Salary
Short Term Incentives
Long Term Incentives

85.4% of CEO compensation is at-risk.             68.8% of average NEO compensation is at-risk.

Base Salary Design:

Base salary levels of our executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or to address internal or external equity, as recommended by management.

Mr. Deno’s base salary was increased to $1,000,000 in 2022 to bring his total compensation closer to the Company median pay strategy. No other salaries were changed in 2022 from 2021.

Base salaries of the NEOs are listed in the table below:

NAMED EXECUTIVE OFFICER	ANNUAL BASE SALARY	MARKET ADJUSTMENT APPLIED IN 2022
David J. Deno (1)	$1,000,000	$100,000
Christopher A. Meyer	525,000	—
Gregg D. Scarlett	675,000	—
Patrick Murtha	500,000	—
Kelly M. Lefferts	500,000	—
__________________
(1)Mr. Deno received a market adjustment in February 2022.

Performance-Based Short-Term Incentive Plan:

Cash incentives are awarded to our executive officers under our performance-based short-term incentive plan (the “STIP”). The STIP is designed to place a significant portion of each NEO’s compensation at-risk, with payouts dependent on the Company’s and executive’s performance. These awards (the “2022 Corporate STIP”) are payable based on the achievement of the Company’s financial and the executive’s performance goals, which include diversity, equity and inclusion (“DE&I”) goals. The NEO’s annual STIP targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement or offer of employment and may be increased by the Compensation Committee from time to time.

The 2022 Corporate STIP target payout amounts for each NEO, as a percentage of his or her base salary were as follows:

NAMED EXECUTIVE OFFICER	2022 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2021 AS A PERCENTAGE OF BASE SALARY DUE TO MARKET ADJUSTMENT
Mr. Deno	150%	—%
Mr. Meyer	100%	—%
Mr. Scarlett	120%	—%
Mr. Murtha	85%	—%
Ms. Lefferts	85%	—%

2022 Metrics, Weightings, and Results:

The following chart summarizes the 2022 STIP metrics and weightings and the corresponding payout results:

PERFORMANCE PERIOD: DECEMBER 27, 2021 to DECEMBER 25, 2022
Financial Objective	Weighting	Threshold	Target	Max	Actual Results 12/25/2022	Performance Factor	Funding Level
Revenue (dollars in thousands)	40%	$4,195	$4,551	$4,810	$4,417	68%	27.2%
Adjusted Operating Income Margin (1)	60%	6.8%	8.2%	9.0%	7.6%	56%	33.6%
		1% Payout	100% Payout	200% Payout			60.8% Payout
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(1)The Adjusted Operating Income Margin calculation for STIP purposes is the same as the non-GAAP Adjusted Operating Income Margin that we use in our presentations with stockholders, which is adjusted to exclude the impact of certain items that are not reflective of our business operations. See – “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 25, 2022 for additional information.

The combined performance achieved under the 2022 Corporate STIP resulted in the following performance-based cash incentives:

NAMED EXECUTIVE OFFICER	STIP PERFORMANCE PAYOUT	ACHIEVEMENT AS % OF STIP TARGET
Mr. Deno (1)	$897,969	60.8%
Mr. Meyer	319,200	60.8%
Mr. Scarlett	492,480	60.8%
Mr. Murtha	258,400	60.8%
Ms. Lefferts (2)	284,240	66.9%
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(1)Payout amount above for Mr. Deno is prorated based on changes to his salary and bonus target during the fiscal year.
(2)Payout for Ms. Lefferts reflects a 10% increase in her STIP payout amount after applying the modifier to reflect her strong leadership and accomplishments against DE&I goals.

Performance-Based Long-Term Incentive Program:

LTI awards are designed to reward participants for achieving the Company’s long-term objectives and creating stockholder value. Additionally, LTI awards serve to retain participants and provide a continuity in leadership. Equity awards have generally been limited to our executive officers and other key employees who are in a position to contribute substantially to our growth and success.

2022 LTI Awards

Based on the recommendation of the Compensation Committee, the Board of Directors approved LTI grants in February 2022 to our executive officers under the 2020 Equity Plan consisting of two-thirds of PSUs and one-third of RSUs.

MEASURE	PERFORMANCE SHARE UNITS (“PSUs”)	RESTRICTED STOCK UNITS (“RSUs”)
WEIGHTING	2/3	1/3
PURPOSE	PSUs align our executives with stockholders by encouraging executives to have a longer-term perspective with respect to driving sustainable performance, rather than taking risks for short-term pay-off.	RSUs provide our key executives with meaningful retentive value.
DESIGN	The 2022 PSUs provide for cliff vesting at the end of the three year performance period (2022-2024), contingent upon meeting performance objectives and continued employment. The number of units earned varies to the extent the performance targets are achieved over the period, ranging from 1% for threshold achievement to 200% for maximum achievement. The PSUs are distributed upon the Compensation Committee certifying that the performance metrics have been attained and making a recommendation of payment that is approved by the Board.	The 2022 RSUs vest one-third per year over three years.

For 2022, Average Annual Adjusted Diluted EPS (“Adjusted EPS”) growth over fiscal years 2022 through 2024 was chosen as the core PSU performance measure in order to continue to encourage executives to successfully balance profit maximization and the efficient use of capital. Additionally, there is a relative total stockholder return (“Relative TSR”) modifier, which can adjust final payouts downward or upward 75% to 125%. In no event can the award payout be above 200%. Relative TSR of the Company will be compared against the S&P 1500 Restaurant Index comprised of casual and fast dining companies.

Performance goals for the 2022 PSU award were approved by the Compensation Committee in February 2022. The 2022 PSU award may vest and pay out, if at all, in 2025 based on Adjusted EPS and TSR performance over the three-year performance period. Any payout remains subject to the final certification of the Compensation Committee. Further details of these annual grants are provided below:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS
	THRESHOLD (1% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2022-2024 Adjusted EPS Performance (1)	$2.70	$3.28	$4.00
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(1)Adjusted EPS as defined for this grant is similar to the non-GAAP Adjusted EPS that we use in our presentations with stockholders, which excludes the impact of certain items that are not reflective of our business operations.

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS
	MINIMUM (Bottom Third of Relative TSR Comparison Group)	TARGET (Middle Third of Relative TSR Comparison Group)	(Top Third of Relative TSR Comparison Group)
Relative TSR Performance 2022-2024	75%	100%	125%

Vesting of 2020 PSU Award

LTI grants made in 2020 for the 2020-2022 performance period utilized a cumulative three-year performance period. Adjusted EPS growth, as defined under the Company’s 2020 award agreements was the performance metric for the 2020 PSU award. The Adjusted EPS calculation for LTI purposes is similar to the non-GAAP Adjusted EPS that we use in our presentations with stockholders, which is adjusted to exclude the impact of certain items that are not reflective of our business operations. The following table shows the percentage of PSUs earned under the 2020 PSU award and the applicable performance measures:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS			ACTUAL RESULTS	PERCENTAGE OF PSUs EARNED 2020-2022
	THRESHOLD (50% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2020-2022 Average Annual Adjusted Diluted EPS Growth (2020 grant) (1)	5%	14%	20%	18%	148%
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(1)The baseline Adjusted EPS used to measure such growth is $1.54, as disclosed in our Q4 2019 earnings release.

Administering LTI Awards

In May 2020, the Company’s stockholders adopted the 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) to replace our 2016 Equity Incentive Plan (the “2016 Plan”). The purpose of the 2020 Plan is to promote the interests of our Company and its stockholders by (1) providing a means for our Company to attract and retain talented individuals; (2) encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a significant portion of compensation to the value of our common stock; and (3) providing incentives that will align the interests of our employees, consultants and directors with those of our stockholders. This plan was in effect for awards issued beginning in May 2020 and remains in effect.

The Company also has an Equity Award Policy that prohibits granting equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates. Because the Company believes equity awards are an important part of our compensation program, we grant equity awards on an annual basis to key employees, including our executive officers. Annual equity awards must be approved by the Compensation Committee (or the Board) and are expected to be granted following the second business day after the announcement of earnings for the fiscal year. This policy exists so the Company can issue our annual equity award grants during the time when potential material information regarding our financial performance is most likely to be available to the market. The Compensation Committee approves new-hire, promotion and retention equity awards for NEOs, as well as other executive officers, and has delegated authority to our Chief Executive Officer and Chief Human Resources Officer, collectively or individually, to approve all other “off-cycle” new-hire, promotion and retention equity awards, subject to certain limitations.

Program Governance

Compensation Peer Group and Competitive Market Information:

The Compensation Committee utilizes a compensation peer group of certain consumer discretionary companies to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee reviews the peer group on an annual basis to ensure the peer group includes companies with certain attributes. These attributes include: companies with comparable size (based on revenue, market capitalization and other relevant metrics), companies that maintain strong consumer brands and/or have multiple consumer brands in their portfolios, companies that have an entrepreneurial culture, companies that are globally positioned and companies that compete with us for executive talent.

For 2022, the peer group data compiled by the independent compensation consultant, FW Cook, was used to establish market consensus information (the “Competitive Market”) against which the Compensation Committee assessed our compensation elements. The Compensation Committee also periodically reviews other benchmarking data as presented by FW Cook and the Company’s human resources management, such as peer equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies and equity burn rates and overhang.

The Compensation Committee reviewed the peer group to be used for 2022 and made no changes to the prior-year peer group. The peer group used for 2022 compensation benchmarking consisted of the following 18 companies:

COMPENSATION PEER GROUP COMPANIES
Brinker International, Inc.	Foot Locker, Inc.	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Hyatt Hotels Corporation	The Cheesecake Factory Incorporated
Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.	The Wendy’s Company
Darden Restaurants, Inc.	MGM Resorts International	Williams-Sonoma Inc.
Dine Brands Global	Norwegian Cruise Line Holdings	Wyndham Hotels & Resorts, Inc.
Domino’s Pizza	Royal Caribbean Cruises Ltd.	YUM! Brands, Inc.
In July 2022, the Compensation Committee reviewed the peer group to be used for 2023 and made no changes.

In assessing the target range for compensation relative to the market, the Compensation Committee targets around the Competitive Market Median for all elements of target direct compensation. Compensation for each individual may be below or above the targeted competitive positioning based on several factors, including performance of the business, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level and role relative to that of other executive officers and other business factors. The Compensation Committee does not set a specific position relative to the market for indirect compensation, such as benefits and perquisites.

Role of the Compensation Committee:

Our Compensation Committee oversees our executive compensation program and, in some cases, together with the Board of Directors:

•Approves the type and amount of compensation paid to our CEO and other executive officers

•Approves agreements with our executive officers

•Provides oversight to our equity compensation plan

•Meets periodically and monitors our compensation arrangements and objectives

The Compensation Committee considers the Competitive Market data provided by FW Cook and the Company’s human resources management team, as well as recommendations from broader management, to evaluate the appropriateness and competitive positioning of the CEO and each other NEO’s total compensation and compensation elements. The Compensation Committee reviews and approves the compensation of the CEO, based in part on the CEO’s performance review as assessed by the full Board of Directors.

Our executive officers have employment agreements or offers of employment that establish, among other things, the executive’s base salary, both target bonus and LTI amounts, as well as benefits upon a termination of employment and/or a change in control of the Company. Our Compensation Committee’s approval of equity awards to our executive officers qualifies these awards as exempt awards under Rule 16b-3 under the Exchange Act.

Role of Independent Compensation Consultant:

The Compensation Committee has engaged FW Cook to serve as its independent compensation consultant for 2022. FW Cook’s responsibilities include, but are not limited to, providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged and has the sole authority to hire and terminate the independent compensation consultant. FW Cook attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with the Company’s strategy and culture. The Company does not engage FW Cook for any other unrelated consulting or services.

Role of Chief Executive Officer in Compensation Decisions:

The Compensation Committee considers the recommendations of the CEO with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. In addition, the CEO provides input to the Compensation Committee on the design of incentive compensation and other employee benefit plans to ensure alignment with the Company’s business strategies and goals.

Our CEO reviews performance objectives with the Compensation Committee, including financial objectives and non-financial objectives for strategic business and human capital priorities. The Compensation Committee meets in executive session with and without its compensation consultant to review and discuss the performance and compensation of the CEO. The CEO does not participate in determinations or recommendations regarding his own compensation.

Other Policies and Practices Related to Executive Compensation

Compensation Recovery (“Clawback”). We have a Compensation Recovery Policy pursuant to which the CEO, certain officers who report directly to the CEO and key employees designated by the Board will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated and republished under applicable securities laws, excluding any restatement required due to changes in accounting rules or standards or changes in applicable law (a “Material Financial Restatement”).

At the Board’s discretion, we can recover all or a portion of any cash or equity-based compensation to the extent that it is paid, earned or vests less than three years prior to the date we publicly disclose the need for the applicable Material Financial Restatement.

We believe our Compensation Recovery Policy is sufficiently broad to reduce the potential risk that the CEO, certain officers or key employees would intentionally misstate results in order to benefit under an incentive program and provides the opportunity for recoupment of compensation that should not have been rewarded. The Company continues to monitor pending regulatory developments impacting Clawback provisions and plans to review and amend this policy as needed when final NASDAQ rules have been adopted.

Stock Ownership Guidelines. To further strengthen the link between executive and stockholder interests, we have a Stock Ownership Guidelines Policy for directors, executive officers and other executive leadership team members who are eligible to receive long-term incentive awards. The target level of ownership of our common stock is established as a multiple of base salary or annual cash retainer, as applicable.

POSITION	TARGET OWNERSHIP
Non-Employee Directors	5x Annual Cash Retainer
Chief Executive Officer	6x Base Salary
Executive Officers	3x Base Salary
Other Executive Leadership Team Members Not Listed Above	1x Base Salary

Each individual subject to the Stock Ownership Guidelines Policy is expected to achieve the ownership target within five years from the date on which the individual became subject to the guidelines. All executive officers have achieved their requirement or are on track to achieve their requirement prior to their respective deadline.

Shares that count towards ownership requirement are as follows:

•Stock Owned (either Directly or Indirectly) •Estimated after-tax value of unvested, time-based RSUs •Estimated in-the-money value of vested stock options	Beginning in 2023, estimated in-the-money value of vested stock options will no longer count towards stock ownership requirement.

While the employee is not in compliance with his or her ownership requirement, the employee must retain 50% of the net after-tax shares received from the vesting or exercise of his or her LTI shares. Notwithstanding this restriction, employees may immediately sell Company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

Insider Trading Policy - Prohibitions on Hedging and Pledging. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities. In addition, our directors and executive officers are prohibited from holding our securities in a margin account and from pledging our securities as collateral for a loan. Our policy is not intended to prohibit diversification transactions or broad-based index transactions.

Other Benefits and Perquisites. The NEOs are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include life insurance, medical insurance and annual physical examinations. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the NEOs.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in our 401(k) plan. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contributions to date. In the event of the employee’s termination of employment, the employee is entitled to receive the full balance in the account in a single lump sum or in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other benefits provided to the NEOs are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

Change in Control and Termination Benefits. Each employment agreement or offer of employment and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants, and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with Competitive Market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, these severance benefits provide the executive officers with a reasonable range of income protection in the event of a qualifying employment termination and, following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive’s termination.

Tax and Accounting Implications:
In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation” (“ASC 718”). Until 2018, performance-based compensation was exempt from the $1 million tax deductibility limit for compensation paid to covered executives under Internal Revenue Code Section 162(m). Although the Compensation Committee will consider the tax impact of compensation to our covered executives and to the Company when designing our compensation programs, non-deductible compensation will be paid to covered executives when our Compensation Committee determines that providing such compensation is appropriate to attract and retain executive talent or is otherwise in the best interests of the Company.
Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee
R. Michael Mohan, Chair
James R. Craigie
Tara Walpert Levy

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Craigie and Mohan and Ms. Levy, all of whom are Independent Directors.

Compensation-Related Risk

As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on an assessment performed by its independent compensation consultant FW Cook, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table summarizes compensation earned by our NEOs for fiscal 2022:

NAMED EXECUTIVE OFFICER		SALARY	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION
	YEAR	(1)	(2)	(3)	(4)	(5)	TOTAL
David J. Deno	2022	$984,615	$4,350,033	$—	$897,969	$19,015	$6,251,632
Chief Executive Officer	2021	900,000	4,600,046	—	2,011,500	6,732	7,518,278
	2020	695,597	3,600,036	—	1,271,700	9,651	5,576,984
Christopher Meyer	2022	525,000	656,285	—	319,200	5,733	1,506,218
Executive Vice President, Chief Financial Officer	2021	509,615	721,899	—	744,714	4,347	1,980,575
	2020	425,000	595,026	—	340,298	949	1,361,273
Gregg D. Scarlett	2022	675,000	1,012,536	—	492,480	4,950	2,184,966
Executive Vice President, Chief Operating Officer, Casual Dining Restaurants	2021	675,000	1,113,761	—	1,206,900	4,950	3,000,611
	2020	659,962	2,077,889	312,000	721,876	3,157	3,774,884
Patrick Murtha	2022	500,000	500,028	—	258,400	7,090	1,265,518
Executive Vice President, Fleming’s and International	2021	517,308	550,042	—	633,250	3,663	1,704,263

Kelly M. Lefferts	2022	500,000	500,028	—	284,240	6,955	1,291,223
Executive Vice President, Chief Legal Officer	2021	488,462	550,042	—	618,636	6,099	1,663,239
	2020	425,000	595,026	—	340,298	6,674	1,366,998
_________________
(1)Salaries are paid on a bi-weekly basis. Mr. Deno received a market adjustment on February 21, 2022, and his salary and bonus was prorated based on his compensation levels in effect during the year.
(2)The amounts reported for stock awards represent the aggregate grant date fair value of RSUs and PSUs. The aggregate grant date value of the RSUs was computed in accordance with ASC 718, based on the market value of the underlying shares on the date of grant. PSU awards pay-out at a range of 0% to a maximum of 200% of their targets based on the following performance measures: 1% for threshold, 100% for target and 200% for maximum. For 2022, the PSU amounts reported represent the aggregate grant date fair value of the 2022 award based on the probable attainment of the performance measures as of the grant date (assumed to be 100% for target) in accordance with ASC 718. The aggregate grant date fair value of the 2022 PSUs assuming achievement of the maximum performance level of 200% would be: Mr. Deno, $5,800,046; Mr. Meyer, $875,029; Mr. Scarlett, $1,350,049; Mr. Murtha, $666,698 and Ms. Lefferts, $666,698. The other PSU amounts reported include the aggregate grant date fair value of the PSUs assuming achievement at Target performance level of 100%. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the RSU and PSU terms. See also Note 7, “Stock-based and Deferred Compensation Plans,” of the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.
(3)The amounts for option awards represent the aggregate grant date fair value of stock option awards computed in accordance with ASC 718. The stock option awards were valued at fair value on the grant date using the Black-Scholes option pricing model. Stock option awards are subject to vesting requirements. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the stock option terms.
(4)Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the STIPs for 2022.
(5)The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.

All Other Compensation - The amounts shown for “All Other Compensation” for 2022 include the following:

	LIFE
NAMED EXECUTIVE OFFICER	INSURANCE (1)	OTHER	TOTAL
David J. Deno (2)	$14,244	$4,771	$19,015
Christopher A. Meyer (2)	1,311	4,422	5,733
Gregg D. Scarlett	4,950	—	4,950
Patrick Murtha	7,090	—	7,090
Kelly M. Lefferts (2)	2,322	4,633	6,955
__________________
(1)The amounts shown reflect the imputed income for group term life insurance provided to our executive officers.
(2)The amounts shown in “Other” reflect executive physical fees and where applicable, wellness incentives paid in connection with our executive medical benefits.

Grants of Plan-Based Awards for 2022

The following table summarizes the performance-based cash incentive awards (STIPs) and long-term stock incentive (LTI) awards made during 2022:

											GRANT
								ALL	ALL OTHER		DATE
								OTHER	OPTION		FAIR
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS			STOCK	AWARDS:	EXERCISE	VALUE
		UNDER NON-EQUITY			UNDER EQUITY			AWARDS:	NUMBER OF	PRICE	OF
		INCENTIVE			INCENTIVE			NUMBER	SECURITIES	OF	STOCK &
		PLAN AWARDS (1)			PLAN AWARDS (2)			OF	UNDERLYING	OPTION	OPTION
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	SHARES	OPTIONS	AWARDS	AWARDS
NAMED EXECUTIVE OFFICER	DATE	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)	($/Sh)	($) (3)
David J. Deno
Annual STIP Bonus		14,769	1,476,923	2,953,846	—	—	—	—	—	—	—
Annual PSU Grant	2/21/2022	—	—	—	1,112	111,112	222,224	—	—	—	2,900,023
Annual RSU Grant (4)	2/21/2022	—	—	—	—	—	—	64,245	—	—	1,450,010
Christopher A. Meyer
Annual STIP Bonus		5,250	525,000	1,050,000	—	—	—	—	—	—	—
Annual PSU Grant	2/21/2022	—	—	—	168	16,763	33,526	—	—	—	437,514
Annual RSU Grant (4)	2/21/2022	—	—	—	—	—	—	9,693	—	—	218,771
Gregg D. Scarlett
Annual STIP Bonus		8,100	810,000	1,620,000	—	—	—	—	—	—	—
Annual PSU Grant	2/21/2022	—	—	—	259	25,863	51,726	—	—	—	675,024
Annual RSU Grant (4)	2/21/2022	—	—	—	—	—	—	14,954	—	—	337,512
Patrick Murtha
Annual STIP Bonus		4,250	425,000	850,000	—	—	—	—	—	—	—
Annual PSU Grant	2/21/2022	—	—	—	128	12,772	25,544	—	—	—	333,349
Annual RSU Grant (4)	2/21/2022	—	—	—	—	—	—	7,385	—	—	166,679
Kelly M. Lefferts
Annual STIP Bonus		4,250	425,000	850,000	—	—	—	—	—	—	—
Annual PSU Grant	2/21/2022	—	—	—	128	12,772	25,544	—	—	—	333,349
Annual RSU Grant (4)	2/21/2022	—	—	—	—	—	—	7,385	—	—	166,679
__________________
(1)Amounts represent potential performance-based cash incentive awards under the 2022 Corporate STIP for all NEOs. The minimum award level is 1% of target bonus, the target award level is 100% of target bonus, and the maximum award level for 2022 is 200% of target bonus. Actual payouts are derived using a non-linear scale between such points. Threshold is represented with minimum payout of stipulated plan, but zero payout is possible if threshold performance measures are not met. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the 2022 Corporate STIP.
(2)Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted in 2022, which vest as to 100% of the shares on the third anniversary of the grant date, contingent upon such executive’s continued employment by us, and the number of shares earned ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of the performance period as follows: 1% for threshold, 100% for target and 200% for maximum. Any portion of the award that is unvested upon termination is generally forfeited, unless the executive meets certain age and service criteria for retirement eligibility. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the PSU terms. The executive generally forfeits any portion of the award for which the threshold performance is not achieved. Threshold is represented with minimum payout of stipulated financial plan, but zero payout is possible if threshold performance measure is not met.
(3)We valued the RSU awards and PSU awards on the grant date in accordance with ASC 718. See Note 7, “Stock-based and Deferred Compensation Plans,” in the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 25, 2022.
(4)RSU grants each vest as to one-third of the shares on each anniversary of the grant date, contingent upon the individual’s continued employment.

Outstanding Equity Awards at 2022 Year-End

The following table summarizes outstanding stock options, unvested RSUs and PSU awards for each NEO as of December 25, 2022:

	OPTION AWARDS				STOCK AWARDS (1)
					EQUITY INCENTIVE
					PLAN AWARDS:
			OPTION		UNEARNED SHARES, UNITS,
			EXERCISE		OR RIGHTS THAT HAVE
	NUMBER OF		PRICE		NOT VESTED
	SECURITIES UNDERLYING		PER	OPTION	NUMBER OF	MARKET
	UNEXERCISED OPTIONS (#)		SHARE	EXPIRATION	SHARES	VALUE
NAMED EXECUTIVE OFFICER	EXERCISABLE	UNEXERCISABLE (2)	$	DATE	(#) (2)	$ (3)
David J. Deno
February 27, 2014 (4)	58,800	—	25.32	2/27/2024	—	—
February 26, 2015 (4)	55,760	—	25.36	2/26/2025	—	—
February 25, 2016 (4)	56,577	—	17.15	2/25/2026	—	—
February 24, 2017 (4)	57,921	—	17.27	2/24/2027	—	—
February 23, 2018 (4)	42,917	—	24.10	2/23/2028	—	—
February 19, 2019 (5)	50,345	—	21.29	2/19/2029	—	—
April 1, 2019 (5)	270,758	—	20.62	4/1/2029	—	—
February 20, 2020 (6)(7)(8)	—	—	—	—	191,105	4,005,561
February 22, 2021(6)(7)(9)	—	—	—	—	145,134	3,042,009
February 21, 2022(6)(7)(10)	—	—	—	—	175,357	3,675,483
Christopher Meyer
February 27, 2014 (4)	3,194	—	25.32	2/27/2024	—	—
February 26, 2015 (4)	6,251	—	25.36	2/26/2025	—	—
February 25, 2016 (4)	4,207	—	17.15	2/25/2026	—	—
February 24, 2017 (4)	6,591	—	17.27	2/24/2027	—	—
February 23, 2018 (4)	7,222	—	24.10	2/23/2028	—	—
February 19, 2019 (5)	9,682	—	21.29	2/19/2029	—	—
April 1, 2019 (5)	69,043	—	20.62	4/1/2029	—	—
February 20, 2020 (6)(7)(8)	—	—	—	—	31,587	662,064
February 22, 2021 (6)(7)(9)	—	—	—	—	22,358	468,624
February 21, 2022 (6)(7)(10)	—	—	—	—	26,456	554,518
Gregg D. Scarlett
February 27, 2014 (4)	12,166	—	25.32	2/27/2024	—	—
February 26, 2015 (4)	14,706	—	25.36	2/26/2025	—	—
April 1, 2015 (4)	100,000	—	24.14	4/1/2025	—	—
February 25, 2016 (4)	16,973	—	17.15	2/25/2026	—	—
August 1, 2016 (4)	100,000	—	17.96	8/1/2026	—	—
February 24, 2017 (4)	36,090	—	17.27	2/24/2027	—	—
February 23, 2018 (4)	36,974	—	24.10	2/23/2028	—	—
February 19, 2019 (5)	46,472	—	21.29	2/19/2029	—	—
February 20, 2020 (6)(7)(8)	—	—	—	—	37,162	778,916
March 2, 2020 (5)(6)(7)(8)	66,666	33,334	18.45	3/2/2030	68,467	1,435,068
February 22, 2021 (6)(7)(9)	—	—	—	—	34,495	723,015
February 21, 2022 (6)(7)(10)	—	—	—	—	40,817	855,524
Patrick Murtha
February 22, 2021 (6)(7)(9)	—	—	—	—	17,036	357,075
February 21, 2022 (6)(7)(10)	—	—	—	—	20,157	422,491
Kelly M. Lefferts
February 27, 2014 (4)	3,407	—	25.32	2/27/2024	—	—
February 26, 2015 (4)	4,200	—	25.36	2/26/2025	—	—
February 23, 2018 (4)	5,703	—	24.10	2/23/2028	—	—
February 19, 2019 (5)	7,281	—	21.29	2/19/2029	—	—
February 20, 2020 (6)(7)(8)	—	—	—	—	31,587	662,064
February 22, 2021 (6)(7)(9)	—	—	—	—	17,036	357,075
February 21, 2022 (6)(7)(10)	—	—	—	—	20,157	422,491
_________________
(1)All stock options, RSUs and PSUs are granted under a stockholder-approved equity incentive plan.

(2)Unvested portions of awards are generally forfeited upon termination of employment, unless the executive meets certain age and service criteria for retirement eligibility. See “—Potential Payments Upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.
(3)Market value is calculated by multiplying $20.96, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 23, 2022, the last market day of our fiscal year, by the number of shares subject to the award.
(4)Stock option grants vest as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.
(5)Stock option grants vest as to one-third of the shares on each anniversary of the grant date, contingent on continued employment.
(6)RSU grants vest as to one-third of the shares on each anniversary of the grant date, contingent on continued employment.
(7)PSU grants vest as to 100% of the shares on the third anniversary of the grant date, contingent on continued employment assuming a payout at target performance. The actual number that may be earned ranges from 0% to 200% based upon the achievement of performance targets for the three-year period set on the grant date, as follows: 1% for threshold, 100% for target and 200% for maximum. See “Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the PSU terms.
(8)The Compensation Committee certified performance payout for PSUs granted in 2020 on February 6, 2023, based on Adjusted EPS growth over 2020-2022 at 148% of target. These PSUs are reflected at actual performance and will vest on the third anniversary of the grant date.
(9)These PSUs are reflected at target performance and will vest, if at all, based on the Compensation Committee’s certification of Adjusted EPS Performance at the conclusion of fiscal year 2023, and Relative TSR performance as compared to a Relative TSR Comparison Group over the 2021-2023 performance period. The Compensation Committee retains the right to adjust payout outcomes negatively or positively for unusual, infrequently occurring, or non-operating items and performance is uncertain until the time of certification. At maximum performance (200%) executives would earn the following number of shares: Mr. Deno - 228,728; Mr. Meyer - 32,376; Mr. Scarlett - 49,950; Mr. Murtha - 24,668 and Ms. Lefferts - 24,668.
(10)These PSUs are reflected at target performance and will vest, if at all, based on the Compensation Committee’s certification of Adjusted EPS Performance at the conclusion of fiscal year 2024, and Relative TSR performance as compared to a Relative TSR Comparison Group over the 2022-2024 performance period. The Compensation Committee retains the right to adjust payout outcomes negatively or positively for unusual, infrequently occurring, or non-operating items and performance is uncertain until the time of certification. At maximum performance (200%), executives would earn the following number of shares: Mr. Deno - 222,224; Mr. Meyer - 33,526; Mr. Scarlett - 51,726; Mr. Murtha - 25,544 and Ms. Lefferts - 25,544.

Option Exercises and Stock Vested for Fiscal 2022

The following table summarizes the exercise of stock options and vesting of PSUs and RSUs held by the NEOs during fiscal 2022:

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF		NUMBER OF
	SHARES	VALUE	SHARES	VALUE
	ACQUIRED	REALIZED	ACQUIRED	REALIZED
	ON EXERCISE	ON EXERCISE	ON VESTING	ON VESTING
NAMED EXECUTIVE OFFICER	(#)	(1)	(#)	(2)
David J. Deno	204,635	$1,877,266	263,251	$5,865,803
Christopher Meyer	—	—	61,933	1,369,969
Gregg D. Scarlett	—	—	61,923	1,496,564
Patrick Murtha	—	—	2,350	57,411
Kelly M. Lefferts	—	—	24,628	551,919
_________________
(1)Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)Represents the value realized upon vesting of PSUs and RSUs, based on the market value of the shares on the vesting date. The Company withheld or netted for tax purposes the following number of shares from the distribution of shares upon vesting: Mr. Deno, 97,390; Mr. Meyer, 22,422; Mr. Scarlett, 18,254; Mr. Murtha, 697; and Ms. Lefferts, 8,139.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “—Compensation Discussion and Analysis” under the heading “—Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2022 to our Deferred Compensation Plan by the only NEO who participated along with aggregate earnings/losses for the year and the aggregate balance as of December 25, 2022. We did not make any contributions to the plan during 2022. Participants are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” The aggregate earnings are not reflected in “All Other Compensation” in the “Summary Compensation Table.”

NAMED EXECUTIVE OFFICER	AGGREGATE BALANCE AT DECEMBER 26, 2021	EXECUTIVE CONTRIBUTIONS IN 2022	AGGREGATE EARNINGS IN 2022	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2022	AGGREGATE BALANCE AT DECEMBER 25, 2022
Kelly M. Lefferts	$836,802	$181,349	$(118,991)	$(119,387)	$779,773

Potential Payments Upon Termination or Change in Control

Each of the NEOs is party to an employment agreement or offer of employment and other arrangements with us, which are summarized below, and may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as NEOs as of the end of fiscal 2022.

Change in Control Plan

The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Mr. Deno, two times the sum of his base salary and his target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•Accelerated vesting of all outstanding equity awards

•Continued eligibility to participate in group health benefits for 18 months following the termination

•Outplacement services for six months following the termination

•Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Mr. Deno

On April 1, 2019, we entered into an amended and restated employment agreement, as amended April 6, 2020 and February 21, 2022, with Mr. Deno for a five-year term that automatically renews for successive one-year terms unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term. The employment agreement is also subject to earlier termination under certain circumstances described below.

Mr. Deno’s employment may be terminated as follows:

•Upon his death or disability (as defined in the agreement)

•By us for Cause. “Cause” is defined to include: (i) willful failure to perform, or gross negligence or insubordination in the performance of, his duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods; (ii) indictment or conviction (or plea of guilty or nolo contendere) of a felony or other crime involving moral turpitude; (iii) engaging in dishonesty, illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates; (iv) any material and knowing violation by him of any covenant or restriction contained in his employment agreement or any other agreement entered into with us or our affiliates; or (v) any material violation of any of our or our affiliates’ published policies (including with respect to discrimination and harassment, responsible alcohol policy, insider trading policy and security policy)

•By Mr. Deno for Good Reason. “Good Reason” is defined to include: (i) the assignment of duties inconsistent with his position as Chief Executive Officer or a material diminution in the nature or scope of his duties, authority or responsibilities; (ii) a reduction of his annual base salary, unless a similar reduction is made in salary of all similarly situated employees; (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida; or (iv) a material breach by us of our obligations under his employment agreement

•By us other than for Cause

•By Mr. Deno other than for Good Reason, upon ninety (90) days’ prior written notice to the Company

•By Mr. Deno by reason of retirement

Mr. Deno will be entitled to receive severance benefits if his employment is terminated by us other than for Cause or if he terminates employment for Good Reason. If his employment is terminated under these circumstances, he will be entitled to receive severance equal to two times the sum of his base salary at the rate in effect on the date of termination, payable in a lump sum within sixty days following the effective date of such termination, plus a pro rata portion of his target bonus for the year of termination and pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

In the event Mr. Deno’s employment is terminated due to his death or disability, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, any accrued and payable travel or business expenses and benefits under the employee benefit plan, plus a pro rata portion of his target bonus for the year of termination and pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

In the event Mr. Deno’s employment is terminated due to his retirement, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, plus pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

A change in control of the Company does not trigger any severance payments to him under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Deno would be entitled to receive the benefits described above under “—Change in Control Plan.”

Equity Awards

As a general matter, unless otherwise provided in an individual’s award agreement or other agreement, and depending on the reason for termination, upon a termination of employment or other continuous service, all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination. If the individual’s employment is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, and all unvested PSUs and RSUs will terminate immediately. If the individual’s termination is due to death or disability, all stock options and RSUs that are not vested will become immediately vested in full upon such termination and a pro rata portion (based on the portion of the applicable performance period that passed prior to termination of the individual’s employment) of the target number of PSUs will immediately vest and become payable in shares of common stock upon such termination. Stock options accelerated due to death or disability become exercisable on the award’s original vesting schedule.

Awards under the 2012 Equity Plan, if unvested, will forfeit upon retirement. Under the 2016 Equity Plan, if the NEO retires on or after age 60 with five years of service with the Company or an affiliate (“Retirement under 2016 Plan”) prior to the vesting or forfeiture of the RSUs, then the number of RSUs that vest shall be determined as of the date of the Retirement under 2016 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2016 Plan divided by the number of full months of the original vesting period. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time within 12 months following the date of Retirement under 2016 Plan (but in no event later than ten years after the date of grant). Under the 2020 Equity Plan, if the NEO retires on or after age 60 with five years of service, or age 55 with ten years of service with the Company or an affiliate (“Retirement under 2020 Plan”) prior to the vesting or forfeiture of stock options, RSUs, or PSUs, then the number of stock options, RSUs or PSUs that vest shall be determined as of the date of the Retirement under 2020 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2020 Plan divided by the number of full months of the original vesting period and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time following the date of Retirement under 2020 Plan (but in no event later than the original expiration date of the grant, generally the tenth anniversary of the date of grant).

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012, 2016 and 2020 Equity Plans provide as follows:

•Restricted stock and RSU awards to our directors become fully vested upon a change of control

•Restricted stock awards for our employees and consultants provide that upon a change of control (a) restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the restricted stock will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control

•PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (a) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (b) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

Restrictive Covenants

Mr. Deno is subject to certain restrictive covenants under his current employment agreement. This includes covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Based on the terms of the agreement, Mr. Deno agreed to these restrictive covenants during employment for 24 months following a termination of employment for any reason. Continued compliance with these restrictive covenants is a condition to our obligation to pay any severance amount due to Mr. Deno under his employment agreement.

Messrs. Meyer, Scarlett, Murtha and Ms. Lefferts are subject to certain restrictive covenants as per their offers of employment. These include covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Each has agreed to these restrictive covenants during employment and for 12 months following a voluntary separation or separation for Cause, or in the event of separation for any reason other than voluntary resignation, for a period equal to the period used for calculating the amount of severance paid upon termination, if any.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as NEOs following a termination of employment (i) by us without Cause or by the executive for good reason without a change in control, (ii) by us without Cause or by the executive for good reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of retirement, (v) as a result of disability or (vi) as a result of death, in each case, assuming that such termination of employment occurred on December 25, 2022.

No payments or benefits are due to the NEOs following a termination of employment for Cause. The table assumes that the change in control transaction resulted in per share consideration of $20.96, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 23, 2022, the last market day of our fiscal year. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL	VOLUNTARY TERMINATION	RETIREMENT	DISABILITY	DEATH
	(1)	($)	($)	($)	($) (2)	($)	($)
David J. Deno	Severance	3,500,000	5,000,000	—	—	—	—
	Equity Awards (3)	—	9,555,434	—	3,092,501	7,203,805	7,203,805
	Health Benefits	—	18,727	—	—	—	—
	Total	3,500,000	14,574,161	—	3,092,501	7,203,805	7,203,805
Christopher Meyer	Severance	—	1,575,000	—	—	—	—
	Equity Awards (3)	—	1,492,206	—	—	1,144,870	1,144,870
	Health Benefits	—	25,828	—	—	—	—
	Total	—	3,093,034	—	—	1,144,870	1,144,870
Gregg D. Scarlett	Severance	—	2,227,500	—	—	—	—
	Equity Awards (3)	—	3,297,004	—	997,612	2,677,451	2,677,451
	Health Benefits	—	25,828	—	—	—	—
	Total	—	5,550,332	—	997,612	2,677,451	2,677,451
Patrick Murtha	Severance	—	1,387,500	—	—	—	—
	Equity Awards (3)	—	779,566	—	316,454	514,924	514,924
	Health Benefits	—	1,254	—	—	—	—
	Total	—	2,168,320	—	316,454	514,924	514,924
Kelly M. Lefferts	Severance	—	1,387,500	—	—	—	—
	Equity Awards (3)	—	1,248,630	—	372,312	983,988	983,988
	Health Benefits	—	16,217	—	—	—	—
	Total	—	2,652,347	—	372,312	983,988	983,988
__________________
(1)Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.
(2)The amount in the column represents prorated vesting of eligible equity awards as of December 25, 2022, calculated at target performance.
(3)Amounts represent intrinsic value of unvested in-the-money stock options since the fair market value of a share of our common stock, as of December 23, 2022, was greater than the exercise price of certain stock options held by the named executive officers. Certain stock option grants were out-of-the-money as of the fiscal year end and are included above with a value of $0. Amounts exclude intrinsic value of vested in-the-money stock options. If termination is due to Death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination and a pro rata portion (based on the portion of the Performance Period that passed prior to termination of Participant’s Continuous Service) of the Target Number of PSUs will immediately vest and become payable in shares upon such termination, as those terms are defined in the applicable plans. Under the applicable award agreements, upon Retirement, the number of RSUs and PSUs that vest is determined as of the date of the Retirement on a pro rata basis based on the period employed from the grant date to the departure date and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved (which are assumed to be at target for purposes of the table). The dollar amounts are determined by multiplying the number of shares subject to the accelerated or pro rata vested RSUs and PSUs, as applicable, by $20.96, the closing price of the Company’s common stock on December 23, 2022.

Pay vs. Performance

The following table summarizes compensation paid to our principal executive officer (“PEO”) as set forth in our Summary Compensation Table, compensation actually paid to our PEO, average compensation paid to our Non-PEO NEOs as set forth in our Summary Compensation Table, and average compensation actually paid to our Non-PEO NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100		Net Income (Loss) (dollars in millions)	Adjusted EPS (5)
					Total Shareholder Return	Peer Group Total Shareholder Return (4)
2022	$6,251,632	$5,068,922	$1,561,981	$1,339,269	$100.18	$106.39	$109.2	$2.52
2021	7,518,278	11,384,346	2,200,145	2,598,640	97.64	129.49	222.9	2.70
2020	5,576,984	6,261,185	1,945,655	1,701,174	88.32	102.95	(158.8)	(0.69)
__________________
(1)Mr. Deno was the PEO for all three years (2020-2022).
(2)The charts below detail the additions to and deductions from the Summary Compensation Table Totals to calculate the Compensation Actually Paid amounts.
(3)The Non-PEO NEOs are comprised of: 2022 - Messrs. Meyer, Scarlett and Murtha and Ms. Lefferts; 2021 - Messrs. Meyer, Scarlett, Murtha and Stutts and Ms. Lefferts; 2020 - Messrs. Meyer, Scarlett, Stutts and Herlihy and Ms. Lefferts.
(4)The peer group is made up of the same 18 companies in our peer group used for executive compensation benchmarking as described on page 46.
(5)Adjusted EPS was selected as the third metric to be included in the disclosure (as the Company-Selected Measure). A detailed Adjusted EPS reconciliation can be found within Table Seven in our Q4 2022 earnings release included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the SEC on February 16, 2023.

The following table reconciles the PEO Summary Compensation Table total to Compensation Actually Paid for the periods indicated:

Fiscal Year	Salary	Bonus and Non-Equity Incentive Compensation	Equity Compensation	All Other Compensation	Summary Compensation Table Total	Deductions from Summary Compensation Table Total (1)	Additions to Compensation Table Total (2)	Compensation Actually Paid
2022	$984,615	$897,969	$4,350,033	$19,015	$6,251,632	$(4,350,033)	$3,167,323	$5,068,922
2021	900,000	2,011,500	4,600,046	6,732	7,518,278	(4,600,046)	8,466,114	11,384,346
2020	695,597	1,271,700	3,600,036	9,651	5,576,984	(3,600,036)	4,284,237	6,261,185
__________________
(1)Represents the grant date fair value of equity-based awards granted each year.
(2)Reflects the value of equity calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each period presented. The equity component of compensation actually paid for fiscal year 2022 is further detailed in the supplemental table below.

The following table reconciles the Non-PEO NEOs Average Summary Compensation Table total to Average Compensation Actually Paid for the periods indicated:

Fiscal Year	Average Salary	Average Bonus and Non-Equity Incentive Compensation	Average Equity Compensation	Average All Other Compensation	Average Summary Compensation Table Total	Deductions from Summary Compensation Table Total (1)	Additions to Compensation Table Total (2)	Average Compensation Actually Paid
2022	$550,000	$338,580	$667,219	$6,182	$1,561,981	$(667,219)	$444,507	$1,339,269
2021	536,539	640,700	697,157	325,749	$2,200,145	$(697,157)	1,095,652	$2,598,640
2020	410,300	360,564	865,989	308,802	$1,945,655	$(865,989)	621,508	$1,701,174
__________________
(1)Represents the average grant date fair value of equity-based awards granted each year.
(2)Reflects the average value of equity calculated in accordance with the SEC methodology for determining average compensation actually paid for each period presented. The equity component of average compensation actually paid for fiscal year 2022 is further detailed in the supplemental table below.

The following table includes supplemental data for the additions and deductions resulting in the equity component of PEO Compensation Actually Paid for the periods indicated:

Fiscal Year	Addition of Fair Value of Current Year Equity Awards at Fiscal Year End	(Deductions) Additions for Change in Value of Prior Years' Awards Unvested at Fiscal Year End (1)	Additions (Deductions) for Change in Value of Prior Years' Awards That Vested in Fiscal Year	Equity Value Included in Compensation Actually Paid
2022	$3,910,236	$(1,252,356)	$509,443	$3,167,323
2021	$3,268,932	$3,748,314	$1,448,868	$8,466,114
2020	$3,298,873	$1,895,458	$(910,094)	$4,284,237
__________________
(1)The valuation for PSUs granted in 2020 and vesting in 2023 decreased from 200% at the end of fiscal year 2021 to 148% at the end of fiscal year 2022.

The following table includes supplemental data for the additions and deductions resulting in equity component of Non-PEO NEOs Average Compensation Actually Paid for the periods indicated:

Fiscal Year	Addition of Average Fair Value of Current Year Equity Awards at Fiscal Year End	(Deductions) Additions for Average Change in Value of Prior Years' Awards Unvested at Fiscal Year End (1)	Additions (Deductions) for Average Change in Value of Prior Years' Awards That Vested in Fiscal Year	Average Equity Value Included in Compensation Actually Paid
2022	$599,763	$(278,452)	$123,196	$444,507
2021	$422,722	$364,276	$308,654	$1,095,652
2020	$975,526	$(57,273)	$(296,745)	$621,508
__________________
(1)The valuation for PSUs granted in 2020 and vesting in 2023 decreased from 200% at the end of fiscal year 2021 to 148% at the end of fiscal year 2022.

Relationship between Compensation Paid and Performance Measures

As shown in the charts as discussed further below, the relationship between the Compensation Actually Paid to the PEO and the Average Compensation Actually Paid to the NEOs other than the PEO in fiscal 2020, 2021 and 2022 (collectively, “NEO Compensation Actually Paid”) to each of (1) Net income, (2) total shareholder return (“TSR”), and (3) Adjusted EPS demonstrates that such compensation fluctuates to the extent the Company is achieving its goals and increasing value for stockholders in line with the Company’s compensation philosophy and performance-based objectives.

In fiscal 2021, NEO Compensation Actually Paid was significantly higher, as it was tied to the strong Net Income and Adjusted EPS for the year, as well as the recovery in the Company’s stock price reflected in the TSR.

For fiscal 2022, NEO Compensation Actually Paid reflected lower values relative to the potential payouts for that year, as the Company sought to achieve challenging targets for Revenue and Adjusted Operating Margin % in tough market conditions. Despite the market conditions, the Company continued to execute on its long-term strategy and delivered one of its best financial years. See “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2022 NEO compensation.

The three items listed below represent the most important metrics we used to determine Compensation Actually Paid for fiscal year 2022 as further described in our CD&A within the sections titled “Performance-Based Short-Term Incentive Plan” and “Performance-Based Long-term Incentive Plan.” Most important performance measures:

1.	Adjusted Earnings Per Share
2.	Revenue
3.	Adjusted Operating Margin Percentage

CEO Pay Ratio

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO, as required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K.
For fiscal year 2022,
•The median of the annual total compensation of all our employees, other than Mr. Deno, was $24,630.

•Mr. Deno’s annual total compensation was $6,251,632, as reported in the Total column of the Summary Compensation Table.

Based on this information, the ratio of the annual total compensation of Mr. Deno to the median of the annual total compensation of all employees is estimated to be 254 to 1.
To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
1)We selected October 1, 2021 as the date on which to determine our median employee. As of that date, we had 75,263 employees, with 63,453 employees based in the United States and 11,810 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the Company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 32 employees in China and 937 employees in Hong Kong. After considering the de minimis exemption, 63,453 employees in the United States and 10,841 employees located outside of the United States were considered for identifying the median employee.
2)For purposes of identifying the median employee from our employee population base, we considered total cash compensation, as compiled from our payroll records. We selected total cash compensation as it represents the principal form of compensation delivered to all our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended October 1, 2021. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on October 1, 2021.
3)The median employee referenced above is the same median employee identified in the 2022 Proxy Statement because there have not been changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. As permitted by the SEC rules, the same median employee maybe used for up to 3 years provided that they are still an active employee.
4)Using this methodology, we determined that our median employee was a part-time employee. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations, geographic footprints and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. With regard to restaurant, hospitality and retail companies, comparability may further be impacted by additional factors including the mix of company-owned to franchised units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written Code of Conduct and a Related Party Transactions Policy, which supplements the Code of Conduct. The Code of Conduct applies to our directors, officers, and employees, and the Related Party Policy applies to our executive officers. These policies require disclosure of the material terms of any applicable related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The policies require that all related person transactions must be reported to the Chief Legal Officer and are subject to the approval or ratification by the Audit Committee. The Audit Committee may approve or ratify the transaction if it determines that the transaction is in the best interests of the Company and its stockholders.

There are no related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. The Audit Committee has the duties and powers described in its written charter adopted by the Board. A copy of the charter is available on the Company’s website at: https://investors.bloominbrands.com/corporate-governance.

The Audit Committee is responsible for the engagement, compensation, retention and oversight of the work performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In fulfilling its oversight responsibility, the Audit Committee carefully reviews and considers the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Bloomin’ Brands, Inc. to be included in its Annual Report on Form 10-K for the 2022 fiscal year with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2022 fiscal year for filing with the SEC.

Submitted by the Audit Committee
John J. Mahoney, Chair
Lawrence V. Jackson
Julie Kunkel
Melanie Marein-Efron

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2024 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November __, 2023. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Corporate Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2024 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2024 annual meeting, notice must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 20, 2023 and no later than January 19, 2024. However, in the event that our 2024 annual meeting is to be held on a date that is not within 30 calendar days before or after April 18, 2024, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2024 annual meeting is first made.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 days prior to the one-year anniversary date of the annual meeting (for the 2024 annual meeting, no later than February 18, 2024). Such notice should be delivered to our Corporate Secretary at our principal executive offices and/or sent via email to CorporateSecretary@bloominbrands.com. If the date of the 2024 annual meeting is changed by more than 30 days from such anniversary date, however, then the stockholder must provide notice by the later of 60 days prior to the date of the 2024 annual meeting and the 10th day following the date on which public announcement of the date of the 2024 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 25, 2022, including the consolidated financial statements, list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts Secretary

Dated: March __, 2023

Appendix A

Amendments to the Fourth Amended and Restated Certificate of Incorporation of Bloomin’ Brands, Inc. (the “Charter”) to Permit a Special Meeting Request Right
    If our stockholders approve Proposal No. 4, the Company intends to file with the Delaware Secretary of State the documents necessary to amend Section (c) of Article VII of the Charter as follows (with additions shown in underlined text and deletions shown in text that has been struck through):
ARTICLE VII – MEETINGS OF STOCKHOLDERS
[…]
(c)Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation (i) may be called ~~only (i)~~ by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, ~~or~~and (ii) ~~prior~~subject to the ~~Trigger Date,~~applicable provisions of the bylaws of the Corporation, shall be called by the Board of Directors upon written request received by the Secretary of the Corporation ~~at the request of the~~from holders of ~~fifty~~ record or beneficial owners (a) representing in the aggregate at least twenty-five percent (~~50%) or more~~25%) of the voting power of the outstanding shares of ~~Common Stock~~capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting and (b) that have complied in full with the requirements set forth in the Corporation’s bylaws, as may be amended from time to time. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Appendix B

Amendments to the Third Amended and Restated Bylaws of Bloomin’ Brands, Inc. (the “Bylaws”) to Implement Procedures Relating to a Special Meeting Request Right
    If our stockholders approve Proposal No. 4, the Board intends to amend Section 2.2(g) and Section 2.3 of Article 2 of the Bylaws as follows (with additions shown in underlined text and deletions shown in text that has been struck through):
Section 2.2 Advance Notice of Nominations and Proposals of Business.
[…]
(g)Notwithstanding the foregoing provisions of this Section 2.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business or does not provide the information required by Section 2.2(c), including any required supplement thereto, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2 and Section 2.3, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
Section 2.3 Special Meetings; Notice.
    ~~Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.~~
(a)Special meetings of the stockholders of the Corporation (i) may be called by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, or (ii) subject to the provisions of this Section 2.3 and any other applicable provisions of these Bylaws, shall be called by the Board of Directors upon the written request (a “Stockholder Special Meeting Request”) received by the Secretary of the Corporation from holders of record or beneficial owners (each, a “Requesting Stockholder” and, collectively, the “Requesting Stockholders”) (A) representing in the aggregate at least twenty-five percent (25%) (the “Requisite Percentage”) of the voting power of the Corporation’s shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting (a “Stockholder Requested Special Meeting”); provided that such shares have been “owned” continuously by such Requesting Stockholders for at least one year prior to the date of the Stockholder Special Meeting Request (the “One-Year Period”) and (B) that have complied in full with the requirements set forth in these Bylaws.

For purposes of this Section 2.3, shares of stock of the Corporation shall be deemed “owned” if and only if the holder possess both (x) full voting and investment rights pertaining to the shares and (y) a full economic interest in the shares (i.e., shares for which the holder has not only the opportunity to profit, but is also exposed to the risk of loss); provided, however, that the number of shares calculated in accordance with the foregoing clauses (x) and (y) shall not include any shares: (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed; (B) borrowed by such holder or any of its affiliates for any purposes or purchased by such holder or any of its affiliates pursuant to an agreement to resell; or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of stock of the Corporation entitled to vote at the Stockholder Requested Special Meeting, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such holder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting, or altering to any degree the gain or loss arising from the full economic ownership of such shares by such holder or affiliate. Shares held in the name of a nominee or other intermediary shall be deemed “owned” by a holder so long as the holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A holder’s ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the holder, but not during any period in which the holder has loaned the shares. The determination of the extent to which shares of stock of the Corporation are “owned” by a holder for these purposes shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its stockholders.
(b)In order for a Stockholder Requested Special Meeting to be called, the Stockholder Special Meeting Request must be signed and dated by the Requesting Stockholders or their duly authorized agents who are entitled to cast not less than the Requisite Percentage of votes on the matter or matters proposed to be brought before the Stockholder Requested Special Meeting and must be delivered by registered mail, return receipt requested, to the Secretary of the Corporation at the principal executive offices of the Corporation. Any Stockholder Special Meeting Request shall set forth with particularity: (i) the Requesting Stockholder(s) as they appear on the books of the Corporation, and if any Requesting Stockholder holds for the benefit of another, the name and address of such beneficial owner and of any Stockholder Associated Person; (ii) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by each Requesting Stockholder and Stockholder Associated Person and documentary evidence that the Requesting Stockholder(s) have owned the Requisite Percentage of shares continuously for the One-Year Period, from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, or any successor or replacement rule; (iii) an agreement by each Requesting Stockholder to promptly notify the Corporation upon any decrease in the number of shares owned by such Requesting Stockholder occurring between the date on which the Stockholder Special Meeting Request is received by the Secretary of the Corporation and the date of the Stockholder Requested Stockholder Meeting and an acknowledgement by each Requesting Stockholder that the Stockholder Special Meeting Request shall be deemed to be revoked and any meeting scheduled in response may be canceled if the shares owned by the Requesting Stockholders do not represent ownership of at least the Requisite Percentage at all times between the date on which the Stockholder Special Meeting Request is received by the Secretary of the Corporation and the date of the Stockholder Requested Special Meeting; (iv) as to each matter that the Requesting Stockholder seeks to bring before the Stockholder Requested Special

Meeting, a brief description of such matter, the reasons for bringing such matter to be brought before the Stockholder Requested Special Meeting, the text of the matter or proposal at the Stockholder Requested Special Meeting (including the text of any resolutions proposed for consideration and in the extent that such matter or proposal includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment) and any material interest that the Requesting Stockholder has in the proposal or business; and (v) the information required by Section 2.2(c) of these Bylaws. The only business that may be conducted at the Stockholder Requested Special Meeting properly requested by the Requesting Stockholders shall be the business proposed in the Stockholder Meeting Special Request and set forth in the notice of such Stockholder Requested Special Meeting; provided, however, that the Board of Directors shall have the authority in its sole and final discretion to submit additional matters in the notice for such Stockholder Requested Special Meeting and to cause other business to be transacted at such Stockholder Requested Special Meeting.

(c)After receiving a Stockholder Special Meeting Request, the Board of Directors shall determine in good faith whether the Requesting Stockholders have satisfied the requirements set forth in these Bylaws, which determination shall be conclusive and binding, and the Corporation shall notify the Requesting Stockholders of the Board of Directors’ determination. If the Board of Directors determines that the Stockholder Special Meeting Request complies with the provisions of these Bylaws and that the proposal to be considered or business to be conducted is a proper subject for stockholder action under applicable law, the Company’s Certificate of Incorporation, or these Bylaws, the Board of Directors shall call and send notice of a Stockholder Requested Special Meeting for the purpose(s) set forth in the Stockholder Special Meeting Request, as well as any additional purpose(s) deemed advisable in the sole and final discretion of the Board of Directors in accordance with Section 2.4 of these Bylaws. The Board of Directors shall determine the place, if any, date and time for such Stockholder Requested Special Meeting, which date shall be not later than 90 days after the date on which the Board of Directors determines that the Stockholder Special Meeting Request satisfies the requirements set forth in these Bylaws. The Board of Directors shall also set a record date for the determination of stockholders entitled to vote at such Stockholder Requested Special Meeting in the manner set forth in Section 6.5 of these Bylaws. Each Requesting Stockholder is required to update the information required by this Section 2.3 as of a date within 10 business days after such record date and as of a date within five business days before the date of such Stockholder Requested Special Meeting. The Board of Directors may adjourn, postpone, reschedule, or, if in accordance with these Bylaws, cancel any Stockholder Requested Special Meeting previously scheduled pursuant to this Section 2.3.

(d)In determining whether a Stockholder Requested Special Meeting has been requested by Requesting Stockholders representing in the aggregate at least the Requisite Percentage, multiple Stockholder Special Meeting Requests received by the Secretary of the Corporation will be considered together only if: (i) each Stockholder Special Meeting Request identifies substantially the same purpose or purposes of, and substantially the same matters proposed to be acted on at, the Stockholder Requested Special Meeting (in each case as determined in good faith in the sole and final discretion of the Board of Directors), which if such purpose is the removal of directors, will mean that the exact same person or persons are proposed for removal in each relevant request; and (ii) such Stockholder Special Meeting Requests have been dated and received by the Secretary of the Corporation within 30 days of the earliest dated Stockholder Special Meeting Request that was submitted in accordance with the requirements of this Section 2.3.

(e)Notwithstanding the foregoing provisions of this Section 2.3, the Board of Directors shall not be required to call a Stockholder Requested Special Meeting if: (i) the Stockholder Special Meeting Request does not strictly comply with each applicable requirement of these Bylaws; (ii) the business specified in the Stockholder Special Meeting Request is not a proper subject for stockholder action under applicable law, the Company’s Certificate of Incorporation, or these Bylaws; (iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the Stockholder Special Meeting Request and the Board of Directors determines that the business of such meeting includes, among any other matters properly brought before the annual or special meeting) an identical or substantially similar item of business as the business specified in the Stockholder Special Meeting Request (“Similar Business”); (iv) the Stockholder Special Meeting Request is received by the Secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders; (v) Similar Business was presented at any meeting of stockholders held within 120 days prior to receipt by the Secretary of the Stockholder Special Meeting Request; (vi) two or more Stockholder Requested Special Meetings have been held within the twelve-month period prior to the date the Stockholder Special Meeting Request is received by the Secretary; (vii) the Stockholder Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (viii) any information submitted pursuant to this Section 2.3 by any Requesting Stockholder is inaccurate in any material respect. For purposes of this Section 2.3, the removal of directors shall be “Similar Business” with respect to all items of business involving the nomination, election, or removal of directors, the changing of the size of the Board of Directors, and the filling of vacancies and/or newly created directorships. In addition, if none of the Requesting Stockholders who submitted a Stockholder Special Meeting Request appears or sends a qualified representative (as defined in Section 2.2(g)) to present the matters for consideration that were specified in the Stockholder Special Meeting Request, the Corporation need not present such matter for a vote at such Stockholder Requested Special Meeting regardless of whether proxies have been solicited with respect to such matters.

(f)Any stockholder who submitted a Stockholder Special Meeting Request may revoke its written request by written revocation received by the Secretary at the principal executive offices of the Corporation at any time prior to the Stockholder Requested Special Meeting. A Stockholder Special Meeting Request shall be deemed revoked and any meeting scheduled in response may be canceled if the Requesting Stockholders do not continue to own at least the Requisite Percentage at all times between the date the Stockholder Special Meeting Request is received by the Secretary and the date of the applicable Stockholder Requested Special Meeting, and each Requesting Stockholder shall promptly notify the Secretary of any decrease in ownership of the number of shares owned by such Requesting Stockholder. If, as a result of any revocations, there are no longer valid unrevoked written Stockholder Special Meeting Requests from Requesting Stockholders holding the Requisite Percentage, there shall be no requirement to call or hold the Stockholder Requested Special Meeting.

(g)The Board of Directors and any other person or body authorized by the Board of Directors shall have the power and authority to interpret this Section 2.3 and to make any and all determinations necessary or advisable to apply this Section 2.3 to any persons, facts or circumstances, including but not limited to whether outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the Requisite Percentage of this Section 2.3, whether a Stockholder Special Meeting Request complies with the requirements of this Section 2.3, and whether any and all requirements of this Section 2.3 have been satisfied. The Board of Directors and any other person or body authorized by the

Board of Directors may require a Requesting Stockholder to furnish any additional information as may be reasonably required by the Board of Directors, as determined solely and exclusively by the Board of Directors with such determination being final and binding, to permit the Board of Directors and any other person or body authorized by the Board of Directors to make any such interpretation or determination, and each Requesting Stockholder shall provide such information to the Board of Directors within 10 business days of such request. Any such interpretation or determination adopted in good faith by the Board of Directors or any other person or body authorized by the Board of Directors shall be final, conclusive, and binding on all persons, including without limitation the Corporation and all Requesting Stockholders.

Appendix C

Amendments to the Charter to Permit the Exculpation of Officers
    If our stockholders approve Proposal No. 5, the Company intends to file with the Delaware Secretary of State the documents necessary to amend Article VI of the Charter as follows (with additions shown in underlined text and deletions shown in text that has been struck through):

ARTICLE VI – LIMITATION OF ~~DIRECTOR~~ PERSONAL LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director or officer.

No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or officer of the Corporation against liability existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

BLOOMIN' BRANDS INC®

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 8:00 a.m. EDT, on April 18, 2023.

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2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposals 6 and 7

1. To be elected as directors with terms expiring in 2024:

Nominee	For	Against	Abstain
01 - Julie Kunkel	☐	☐	☐
02 - Tara Walpert Levy	☐	☐	☐
03 - Melanie Marein-Efron	☐	☐	☐
04 - James R. Craigie	☐	☐	☐
05 - David J. Deno	☐	☐	☐
06 - Lawrence V. Jackson	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2023 Annual Meeting Admission Ticket
2023 Annual Meeting of Bloomin' Brands, Inc. Stockholders

The 2023 Annual Meeting of Bloomin' Brands, Inc. Stockholders will be held on
April 18, 2023, 8:00 A.M. EDT,
Corporate Center One
2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at: www.edocumentview.com/BLMN

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Proxy - Bloomin' Brands, Inc.

Notice of 2023 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — April 18, 2023

David J. Deno, Christopher Meyer and Kelly Lefferts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bloomin' Brands, Inc. to be held on April 18, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposals 6 and 7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)